                                                FILED PURSUANT TO RULE 424(B)(1)
                                                      REGISTRATION NO. 333-77819
PROSPECTUS

                                                  [LOGO]

                                 $1,263,926,000

                         NEXTLINK COMMUNICATIONS, INC.

                   $675,000,000 10 3/4% SENIOR NOTES DUE 2009

              $588,926,000 12 1/4% SENIOR DISCOUNT NOTES DUE 2009
                                   ---------

    Interest on the senior notes is payable semi-annually on June 1 and December 1 each year, beginning December 1, 1999.

    The senior discount notes will be sold at a substantial discount to their principal amount and will not pay interest until the fifth anniversary of their issuance. The accreted value of the senior discount notes will increase, or accrete, from the issue price at a rate of 12 1/4% per annum, compounded semi-annually, until June 1, 2004, when it will reach 100% of the senior discount notes' principal amount. Thereafter, interest on the senior discount notes will be payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2004.

    We may redeem all or a portion of either or both series of notes at any time on or after June 1, 2004 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. Upon a change of control, you will have the right to require us to repurchase senior notes at a price equal to 101% of the principal amount thereof, or senior discount notes at a price equal to 101% of the accreted value, in each case plus accrued and unpaid interest, if any, to the date of repurchase.

    Neither series of notes will trade on any established exchange.
                                 --------------

      INVESTING IN THE NOTES INVOLVES RISKS DESCRIBED BEGINNING ON PAGE 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
                                 --------------

                                                             SENIOR NOTES               SENIOR DISCOUNT NOTES
                                                    ------------------------------  -----------------------------
                                                      PER SENIOR                     PER SENIOR
                                                         NOTE           TOTAL       DISCOUNT NOTE      TOTAL
                                                    --------------  --------------  -------------  --------------
Public Offering Price.............................      100.00000%  $  675,000,000      55.18524%  $  325,000,227
Underwriting Discount.............................        2.00000%  $   13,500,000       1.10371%  $    6,500,005
Proceeds to NEXTLINK (before expenses)............       98.00000%  $  661,500,000      54.08153%  $  318,500,222

    We expect to deliver the notes in New York, New York, on or about June 1, 1999.

                                 --------------

SALOMON SMITH BARNEY
         GOLDMAN, SACHS & CO.
                  BEAR, STEARNS & CO. INC.
                           CREDIT SUISSE FIRST BOSTON
                                     CHASE SECURITIES INC.

May 25, 1999

    [Graphic: Map of United States and southern Canada showing NEXTLINK's local networks, broadband spectrum licenses and route of national fiber optic network now under construction.]

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the notes, including over-allotment, bidding for or purchasing such securities to stabilize their market price, purchasing such securities to cover some or all of a short position in such securities maintained by the underwriters, and the imposition of penalty bids. For a description of these activities, see "Underwriting".

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1

Risk Factors...............................................................................................           5

Use of Proceeds............................................................................................          12

Capitalization.............................................................................................          13

Selected Historical Consolidated Financial and Operating Data..............................................          14

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          17

Business...................................................................................................          24

Regulation.................................................................................................          33

Description of the Notes...................................................................................          35

Book-Entry; Delivery and Form..............................................................................          75

Material United States Federal Income Tax Consequences.....................................................          77

Description of Other Material Indebtedness.................................................................          80

Underwriting...............................................................................................          86

Validity of the Notes......................................................................................          88

Experts....................................................................................................          88

Where You Can Find More Information........................................................................          88

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this prospectus. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this prospectus is correct on any date after the date of this prospectus.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES TO THE FINANCIAL STATEMENTS INCORPORATED BY REFERENCE FROM OUR 1998 FORM 10-K, DATED MARCH 29, 1999.

OUR BUSINESS

    Since 1996, NEXTLINK has provided high-quality telecommunications services to the rapidly growing business market. We believe that increasing usage of both telephone service and newer data and information services will continue to increase demand for telecommunications capacity, or bandwidth, and for new telecommunications services and applications.

    To serve our customers' broad and expanding telecommunications needs, we have assembled a unique collection of high-bandwidth, local and national network assets. We intend to integrate these assets with advanced communications technologies and services in order to become one of the nation's leading providers of comprehensive end-to-end telecommunications services.

    To accomplish this:

    - we have built 23 high-bandwidth, or broadband, local networks in 14 states, generally located in the central business districts of the cities we serve, and we are continuing to build additional networks;

    - we have become the nation's largest holder of broadband fixed wireless spectrum, with FCC licenses covering 95% of the population of the 30 largest U.S. cities, which we will use to extend the reach of our networks to additional customers; and

    - we have acquired exclusive interests in a national broadband network now being built to traverse over 16,000 miles and to connect more than 50 cities, including all of the largest cities that our current and planned local networks serve.

    As our networks become increasingly optimized for data transmission, we plan to offer our customers high-speed Internet access and additional services, such as Internet web hosting and support for e-commerce. By web hosting, we mean support for customers' web sites at our central offices, running either on their computers or on ours, together with website design and maintenance services. We also plan to build on our existing expertise in communicating customized information to mass-market customers and automated order fulfillment to serve clients with e-commerce businesses, that is, businesses conducting high volume retail transactions over the Internet.

    We are now operating local networks in 38 cities. We provided nearly 225,000 business telephone lines to our customers as of March 31, 1999, of which more than 50,000 were installed in the first quarter of 1999. We are currently building additional networks, and plan to have operational networks in most of the 30 largest U.S. cities by the end of 2000.

    Our local and national networks employ fiber optic technology, which uses light waves to transmit signals over cables consisting of many glass fiber strands. Each strand in these fiber optic cables has enough capacity to carry over 100,000 times more traffic than a strand of traditionally-configured copper wire. Rings of our fiber optic cables typically encircle a city's central business district and connect to our central offices. These central offices contain the switches and routers that direct calls and data traffic to their destinations, and have space to house the additional equipment necessary for future telecommunications services. Wherever we can, we build and own these networks ourselves. This enables us to deliver higher quality services and will enable us to deliver new services that we expect will increase our operating margins.

    Our goal is to provide our customers with complete voice and data network solutions for all of their communications needs, using our own fiber, switches and other facilities to the greatest extent possible. Today, however, we frequently lease the existing copper telephone wires from the dominant local telephone company to make the physical connection for the short distance - which we refer to as the "first mile"- between our customers and our fiber optic networks.

    To reduce our reliance on first mile connections leased from the dominant carrier, we intend to increase the number of customers connected directly to our networks. In some cases, we will construct a new fiber optic extension from our network to the customer's premises. In other cases, we will deploy a high-bandwidth wireless connection between an antenna on the roof of the customer's premises and an antenna attached to our fiber rings. These wireless connections offer high-quality broadband capacity and often cost less than fiber to install. We expect to deploy wireless first mile extensions in 25 markets by the end of 2000.

    We are also deploying a technology called Digital Subscriber Line, or DSL, to meet the high bandwidth needs of those customers whose first mile connection remains over copper wire. DSL increases the effective capacity of existing copper telephone wires. We are installing our own DSL equipment to provide these services ourselves, and also resell another provider's DSL services.

    Our networks support a variety of communications technologies, which permits us to offer customers a set of technology options to meet their changing needs, and introduce new technologies as they become available. For example, we have begun to add new technologies to our networks including Internet Protocol, or IP, routers and switches, and Asynchronous Transfer Mode, or ATM switches. ATM switches will enable us to meet the demands of large, high-volume customers, while IP routers and switches will enable us to carry Internet traffic more efficiently and to provide more services.

    As IP technology evolves and matures, we believe it will gradually replace ATM, and we therefore intend to invest heavily in optimizing our networks for present and future IP implementations. We anticipate that future IP technologies will enable the high-bandwidth, end-to-end national network we are building to carry data, voice and video. Such a network should also enable us to offer our customers entirely new classes of IP services. We intend to remain flexible in our technology choices, to serve our customers' present needs and to take advantage of the future opportunities that technological advances may bring.

                                  THE OFFERING

Securities Offered..............  $675,000,000 aggregate principal amount of 10 3/4% senior notes due 2009.
                                  $588,926,000 aggregate principal amount at stated maturity of
                                  12 1/4% senior discount notes due 2009.
                                  We will issue the senior notes and senior discount notes under separate indentures, and sometimes refer to both issues of notes collectively as the "notes."
Issuer..........................  NEXTLINK Communications, Inc.
Issue Price.....................  100.000% for the senior notes.
                                  55.185% for the senior discount notes.
Maturity........................  June 1, 2009 for both the senior notes and the senior discount notes.
Interest and Accretion..........  Interest on the senior notes will accrue from June 1, 1999 at the rate of 10 3/4% per year, payable semi-annually on each
                                  June 1 and December 1, beginning on December 1, 1999.
                                  No cash interest will accrue on the senior discount notes until
                                  June 1, 2004. From the date these notes are issued through June
                                  1, 2004, the aggregate accreted value of the senior discount notes will increase from $325.0 million at a rate of 12 1/4%
                                  per year, compounded semi-annually, to their aggregate
                                  principal amount at stated maturity of $588.9 million. After that date, cash interest on the senior discount notes will accrue at the rate of 12 1/4% per year, payable semi-annually on June 1 and December 1 of each year, beginning on December 1,
                                  2004.
Ranking.........................  The notes will be unsecured and not guaranteed by any of our operating subsidiaries.
Optional Redemption.............  On or after June 1, 2004, we will have the right to redeem any or all of the notes at their principal amount at maturity plus accrued interest and a premium initially equal to 105.375%, in the case of the senior notes and 106.125% in the case of the senior discount notes, and declining annually after that date.
                                  In addition, on or before June 1, 2002, we have the right to use the net cash proceeds of qualifying equity offerings to redeem:
                                  - up to 33 1/3% of the senior notes originally outstanding at their principal amount plus accrued interest at a redemption price equal to 110.750% of their principal amount, provided that at least 66 2/3% of the principal amount of the senior notes remain outstanding after the redemption; and
                                  - up to 33 1/3% of the senior discount notes at a redemption price equal to 112.250% of their accreted value, provided
                                    that at least 66 2/3% of the accreted value at redemption of the senior discount notes remain outstanding after the
                                    redemption.
Tax Consequences of Holding
  Senior Discount Notes.........  The accretion of the senior discount notes from their issue price to their principal amount will produce taxable ordinary interest

                                  income in the amount of the accretion for holders of the senior discount notes during the accretion period. The Internal
                                  Revenue Code calls this original issue discount, or OID.
Change of Control...............  If an event treated as a change of control occurs, we must make an offer to purchase any and all of the notes then outstanding at the following prices:
                                  - Senior notes: 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase;
                                  - Senior discount notes: 101% of their accreted value (if prior to June 1, 2004) or 101% of the aggregate principal amount, plus accrued interest (if on or after June 1, 2004).
Covenants.......................  The indentures under which the senior notes and senior discount notes are being issued contain covenants for your benefit
                                  which, among other things and subject to important exceptions, restrict our ability and the ability of our subsidiaries to:
                                  - borrow money;
                                  - pay dividends on stock or purchase stock;
                                  - make investments;
                                  - use assets as security in other transactions; and
                                  - sell certain assets or merge with or into other companies.
                                  Each indenture allows modification and amendment of these and other covenants by a vote of holders of a majority in aggregate principal amount of the notes issued under that indenture, subject to exceptions described in the indentures. Also,
                                  holders of a majority in aggregate principal amount of the notes issued under an indenture may waive our compliance with certain other restrictive covenants in that indenture.
Concurrent Equity Offering......  We are offering, under a separate prospectus, 4,232,050 shares of our Class A common stock. Pursuant to the underwriting
                                  agreements for this concurrent equity offering, we will receive
                                  (subject to the conditions contained therein) net proceeds of
                                  $310.5 million, after deducting underwriting discounts and estimated offering expenses, at a public offering price of
                                  $76.00 per share.
Use of Proceeds.................  We intend to use substantially all of the net proceeds from this debt offering and the concurrent equity offering to expand our networks and services, introduce new technologies and to fund operating losses, working capital and possible
                                  acquisitions.

RISK FACTORS AND ADDITIONAL INFORMATION

    See "Risk Factors" beginning on page 5 for a discussion of risks relating to the senior and senior discount notes. For additional information regarding the notes, see "Description of the Notes" and "Material United States Federal Income Tax Consequences".

                                  RISK FACTORS

    You should consider carefully the following risks before you decide to buy our senior or senior discount notes.

WE HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, SO
  WE MAY BE UNABLE TO PAY INTEREST ON THE NOTES BEING OFFERED

    As of March 31, 1999, NEXTLINK had outstanding five issues of senior notes totaling $2,023.0 million in principal amount, or $3,023.0 million on a pro forma basis to include the effect of this debt offering, and approximately $73.2 million in miscellaneous debt obligations of our subsidiaries. Because we have these substantial obligations, we may be unable to pay interest or principal on any or all of these outstanding notes and the notes being offered.

    For each period since our inception, we have had substantial and increasing net losses and negative cash flow from operations. Consequently, we do not currently generate cash flows from which we can make payments on our outstanding notes. We cannot assure you that we will ever establish an adequate revenue base or generate enough positive cash flow to provide future capital expenditures and repayment of debt.

    Our indentures permit us to incur substantial additional debt, and we fully expect to borrow substantial additional funds in the next several years. This additional indebtedness will further increase the risk of a default unless we can establish an adequate revenue base and generate sufficient cash flow to repay our indebtedness.

SIGNIFICANT CAPITAL EXPENDITURES WILL DIVERT FUNDS WHICH COULD BE USED TO MAKE
  PAYMENTS ON THE NOTES

    We expect to make significant capital expenditures in the future. These expenditures will divert funds which could be used to make payments on the notes. In addition to the expenditures required to implement our strategy discussed under "Business," additional expenditures are likely to include the potential acquisition of other telecommunications companies and the continued development and implementation of a comprehensive information technology platform.

IF WE ARE NOT SUCCESSFUL IN RAISING ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO
  BUILD AND MAINTAIN OUR NETWORKS

    Building our business will require substantial additional capital spending. Our capital spending plans have increased dramatically over time, as our strategy has evolved and our planned network has grown larger and more robust. Because our anticipated future capital requirements will exceed the $1,244.4 million in cash and marketable securities we had on hand as of March 31, 1999, the $979.5 million net proceeds we expect to receive from this debt offering and the $310.5 million in net proceeds we expect to receive from the concurrent equity offering, we will be required to raise additional capital. If we fail to raise sufficient capital, we may be required to delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and our ability to compete in the telecommunications services industry and could even result in a payment default on our existing debt.

BECAUSE THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR
  SUBSIDIARIES, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT

    Because our cash flows from operations arise at the subsidiary level, all of our senior notes are structurally subordinated to the debts of our subsidiaries. Creditors of any NEXTLINK subsidiary, including trade creditors, have and will have claims that will be senior to the notes with respect to the assets of that subsidiary. In addition, some of our subsidiaries are subject to capital and other lease obligations.

OUR SUBSIDIARIES MUST MAKE PAYMENTS TO US IN ORDER FOR US TO MAKE PAYMENTS ON
  THE NOTES

    We depend upon cash payments from our subsidiaries to meet our fixed-charge payment obligations, including our obligation to pay you as a holder of notes. We cannot assure you that our subsidiaries will have sufficient cash to make any payments to us, as their cash flows from operations are currently negative. Our indentures generally permit us to invest proceeds from the sale of our debt securities in subsidiaries and joint ventures that we manage.

BECAUSE THE NOTES WILL NOT BE SECURED, YOU MAY NOT BE FULLY REPAID IF WE BECOME
  INSOLVENT

    The notes will not be secured by any of the assets of NEXTLINK or its subsidiaries. Therefore, you may not be fully repaid if we become insolvent. Moreover, our indentures permit us to incur secured debt. If we were to incur secured debt and we become insolvent, the holders of the secured debt would receive payments from the assets used as security before you receive payments.

IF WE CANNOT QUICKLY AND EFFICIENTLY INSTALL OUR HARDWARE, WE WILL BE UNABLE TO
  GENERATE REVENUE

    Each of our networks consists of many different pieces of hardware, including switches, routers, fiber optic cables, electronics, and combination radio transmitter/receivers, known as transceivers, and associated equipment, which are difficult to install. If we cannot install this hardware quickly, the time in which customers can be connected to our network and we can begin to generate revenue from our network will be delayed. You should be aware that the construction of our national fiber optic network is not under our control, but is under the control of Level 3 Communications. We cannot assure you that the Level 3 network will be completed, that it will be placed in service within the expected time frame or that it will contain the contemplated number of fibers and conduits throughout the entire network. Failure of Level 3 to complete its network in a timely manner would delay implementation of our strategy of linking our local networks to one another and creating an end-to-end national network.

IP TECHNOLOGY HAS NOT YET BEEN PERFECTED FOR FULL SERVICE NETWORKS LIKE OURS

    We plan to rely on IP technology as the basis for our planned end-to-end network. Although IP technology is used throughout the Internet, its extension to support other telecommunications applications, such as voice and video, has not yet been perfected, and currently has several deficiencies, including poor reliability and quality. Integrating these technologies into our network may prove difficult and may be subject to delays. We cannot assure you that these improvements will become available in a timely fashion or at reasonable cost, if at all, or that the technology choices we make will prove to be cost effective and correct.

WE MAY NOT BE ABLE TO CONNECT OUR NETWORK TO THE INCUMBENT CARRIER'S NETWORK OR
  TO THE INTERNET ON FAVORABLE TERMS

    We require interconnection agreements with the dominant local telephone company to connect calls between our customers and non-customers. Congress and our industry refer to this dominant local carrier as the incumbent local exchange carrier, or the incumbent carrier. We cannot assure you that we will be able to negotiate or renegotiate interconnection agreements in all of our markets on favorable terms.

    To become an Internet service provider, or ISP, we will require peering arrangements with other ISPs, particularly the large, national ISPs. While we anticipate that we will enter into the agreements necessary to become an ISP, the terms and conditions of these so-called peering agreements are becoming more restrictive as Internet service becomes increasingly commercialized, and we cannot be sure that our peering arrangements will be on favorable terms.

THE REQUIREMENT THAT WE OBTAIN PERMITS AND RIGHTS-OF-WAY INCREASES OUR COST OF
  DOING BUSINESS

    In order for us to acquire and develop our fiber networks, we must obtain local franchises and other permits, as well as rights-of-way and fiber capacity from entities such as incumbent carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. You should be aware that the process of obtaining these permits and rights-of-way increases our cost of doing business.

    We cannot assure you that we will be able to maintain our existing franchises, permits and rights-of-way that we need to implement our business. Nor can we assure you that we will be able to obtain and maintain the other franchises, permits and rights that we require. A sustained and material failure to obtain or maintain these rights could materially adversely affect our business in the affected metropolitan area.

OUR DEPLOYMENT OF WIRELESS FIRST MILE CONNECTIONS COULD BE DELAYED BY A LACK OF
  ACCEPTABLE EQUIPMENT AND BY INSTALLATION RISKS

    The FCC licensed our broadband wireless spectrum in what it calls the Local Multipoint Distribution Services, or LMDS. LMDS is a newly-authorized service, and equipment vendors are only beginning to offer radios, transceivers and related equipment designed to work at its frequencies. We are testing several vendors' equipment, but can't be certain that any equipment meeting our standards will be available in time to meet our development schedule.

    LMDS first mile connections require us to obtain access to rooftops from building owners and to satisfy local construction and zoning rules for antennas and transmitters. The need to obtain these authorizations could be an additional source of delay.

WE CANNOT ACCURATELY PREDICT THE TOTAL COST OF OUR WIRELESS FIRST MILE
  DEPLOYMENT

    Since we have not negotiated final contracts to purchase any LMDS equipment, we don't know precisely how much the equipment we will need will cost. Installation costs will vary greatly, depending on the particular characteristics of the locations to be served. After initial installation, we expect to incur additional costs to reconfigure, redeploy and upgrade our wireless first mile as technologies improve.

IN LOCAL MARKETS, WE COMPETE AGAINST THE INCUMBENT CARRIER, WHO HAS A VESTED
  INTEREST IN MAKING IT DIFFICULT FOR US TO CONNECT CUSTOMERS TO OUR NETWORK

    In each of the local markets served by our networks, we compete principally with the incumbent carrier in that market.

    The incumbent carriers are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. The incumbent carriers have begun to provide data services and are seeking to provide service using DSL technology. Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. In addition, they have long-standing relationships with regulatory authorities at the federal and state levels.

    It is expensive and difficult for us to switch a new customer to our network because:

    - a potential customer faces switching costs if it decides to become our customer, and

    - we require cooperation from the incumbent carrier.

    Due to our competitor's advantages, we cannot assure you that we will be able to compete successfully with the incumbent carriers.

WE FACE COMPETITION IN LOCAL MARKETS FROM OTHER CARRIERS, PUTTING DOWNWARD
  PRESSURE ON PRICES

    We also face competition from recent and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint. This places downward pressure on prices for local telephone service and for data services and makes it more difficult for us to achieve positive operating cash flow. In addition, we expect competition from other companies, such as cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. We cannot assure you that we will be able to compete effectively with these industry participants.

WE FACE COMPETITION IN LONG DISTANCE MARKETS, PUTTING DOWNWARD PRESSURE ON
  PRICES

    We also face intense competition from long distance carriers in the provision of long distance services, which places downward pressure on prices for long distance service, including both voice and data services, and makes it difficult for us to achieve positive operating cash flow. Although the long distance market is dominated by three major competitors, AT&T, MCI WorldCom and Sprint, hundreds of other companies also compete in the long distance marketplace. We also anticipate that the incumbent carriers will be competing in the long distance market in the near future. We cannot assure you that we will be able to effectively compete with any of these industry participants.

WE ALSO FACE COMPETITION IN CREATING A NATIONAL BROADBAND NETWORK

    Several of our competitors, such as Qwest, Level 3, IXC and Williams, have announced an intention to create end-to-end broadband networks that would compete directly with the network we are building. In addition, the major long-distance and incumbent local carriers have the ability to do so as well. We cannot assure you that we will be able to successfully compete with these service providers.

OUR COMPETITION MAY HAVE SUPERIOR RESOURCES, PLACING US AT A COST AND PRICE
  DISADVANTAGE

    Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition substantially greater than those of NEXTLINK. As a result, some of our competitors can raise capital at a lower cost than we can. Also, our competitors' greater name recognition may require us to price our services at lower levels in order to win business. Finally, our competitors' cost advantages give them the ability to reduce their prices for an extended period of time if they so choose.

OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, IMPOSING SUBSTANTIAL COMPLIANCE
  COSTS AND RESTRICTING OUR ABILITY TO COMPETE IN OUR TARGET MARKETS

    We are subject to varying degrees of federal, state and local regulation. This regulation imposes substantial compliance costs on us. It also restricts our ability to compete. For example, in each state in which we desire to offer our services, we are required to obtain authorization from the appropriate state commission. We cannot assure you that we will receive authorization for markets to be launched in the future.

    The FCC has dismissed a petition for reconsideration of the NEXTBAND LMDS licenses filed by another auction participant, although the petitioner may decide to appeal that decision.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY
  TO COMPETE EFFECTIVELY

    The telecommunications industry is subject to rapid and significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the expectations of our customers.

    The following technologies and equipment that we use or will use are subject to obsolescence: wireline and wireless transmission technologies, circuit and packet switching technologies and data transmission technologies, including the Nortel DMS 500 switches, DSL, ATM and IP technologies. In addition, we cannot assure you that the technologies that we choose to invest in will lead to successful implementation of our business plan.

WE MAY BE REQUIRED TO PAY PATENT LICENSING FEES, WHICH WILL DIVERT FUNDS WHICH
  COULD BE USED FOR OTHER PURPOSES

    From time to time we receive requests to consider licensing certain patents held by third parties that may have bearing on our interactive voice response, other enhanced, or data services. Should we be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on our results of operations.

IF WE LOSE KEY PERSONNEL AND QUALIFIED TECHNICAL STAFF, OUR ABILITY TO MANAGE
  THE DAY-TO-DAY ASPECTS OF OUR COMPLEX NETWORK WILL BE WEAKENED

    We believe that a critical component for our success will be the attraction and retention of qualified professional and technical personnel. If we lose key personnel and qualified technical staff, or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our complex network will be weakened. You should be aware that we face significant competition in the attraction and retention of personnel who possess the skill sets that we seek.

    In addition, we must also develop and retain a large and sophisticated sales force. If we fail to do so, there will be an adverse effect on our ability to generate revenue and, consequently, our operating cash flow.

CRAIG O. MCCAW, WHO WILL CONTROL APPROXIMATELY 59% OF NEXTLINK'S VOTING POWER
  AFTER THE CONCURRENT EQUITY OFFERING, MAY HAVE INTERESTS WHICH ARE ADVERSE TO YOUR INTERESTS

    Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, LLC, will control approximately 59% of NEXTLINK's total voting power after giving effect to the additional shares that are expected to be issued in the concurrent equity offering. Because Mr. McCaw has the ability to control the direction and future operations of NEXTLINK and has interests in other companies that may compete with NEXTLINK, he may make decisions which are adverse to your interests.

    In addition to his investment in NEXTLINK through Eagle River, Mr. McCaw has significant investments in other communications companies, including Nextel Communications, Teledesic Corporation and INTERNEXT, some of which could compete with us or act as one of our suppliers of certain telecommunications services. You should be aware that we do not have a noncompetition agreement with either Mr. McCaw or Eagle River. Mr. McCaw is not bound by any contracts with NEXTLINK restricting his future sales of our common stock.

WE MAY FACE ADDITIONAL COSTS AND OTHER ADVERSE EFFECTS DUE TO YEAR 2000 ISSUES

    To ensure that our computer systems and applications will function properly beyond 1999, we have implemented a year 2000 program. As part of this program, we conducted an inventory of network equipment and enterprise systems that execute primary business processes, such as accounting, service assurance, service delivery, customer service and billing. We cannot be sure that mission critical equipment has not been overlooked.

    Our determinations whether any systems or applications require modification or replacement are based in part on statements made to us by vendors used by us as to the year 2000 compliance of the systems and applications used by us. We will not be able to independently confirm the accuracy or completeness of these vendor representations.

    Telecommunications and data traffic between our customers who are directly connected to one of our networks and parties who are not customers of ours are routed over networks that we do not control. In addition, many of our customers are connected to one of our networks through facilities of the incumbent carrier. Consequently, our customers may not be able to complete calls or data transmissions if the computer, telecommunications and other systems of outside entities, including local and interexchange carriers and Internet service providers that interchange traffic, are not year 2000 compliant. A failure by some or all of these entities to make their systems year 2000 compliant could create substantial disruptions, which in turn could have a material adverse effect on our operations.

    For further discussion on our year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000" in our Annual Report on Form 10-K for 1998.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS, BUT ACTUAL RESULTS MAY
  DIFFER SIGNIFICANTLY

    Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements", as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those set forth herein under "Risk Factors." These forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "may", "will", "would," "could," "should", or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to:

    - the number of markets we expect to serve, the expected number of addressable business lines in markets in which we currently provide service and the markets in which we expect to provide service;

    - our expectations regarding our ability to attract and retain customers;

    - our beliefs regarding certain competitive advantages, including that of our management structure and provisioning processes and systems;

    - our expectation regarding the size of our sales and customer care forces;

    - our belief regarding traffic flow over our networks and the effects and benefits of high capacity networks with broad coverage based on a uniform technology platform;

    - our plans to install additional switches, data networking capabilities such as IP and ATM facilities and high speed technologies such as DSL;

    - our plans to implement wireless first mile connections;

    - our ability to maintain technological flexibility;

    - our expectation regarding the development of a national network and the implementation of a national network end-to-end strategy;

    - our anticipated capital expenditures, funding thereof and levels of indebtedness and our expectations regarding additional indebtedness; and

    - statements with respect to our Year 2000 project.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the notes will be approximately $979.5 million, after deducting the estimated underwriting discounts and offering expenses.

    In the concurrent equity offering, we are offering 4,232,050 shares of Class A common stock, from which we anticipate net proceeds of approximately $310.5 million, at an offering price of $76.00 per share, after deducting estimated expenses.

    We plan to use the net proceeds from this offering, together with our cash on hand and the net proceeds from the concurrent equity offering, to expand our existing networks and services, to provide new communications and data services and implement new technologies, to provide electronics and equipment for our national network, develop and acquire new networks and services, to potentially acquire other communications and data services companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                 CAPITALIZATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following table sets forth as of March 31, 1999, the actual capitalization of NEXTLINK and the capitalization of NEXTLINK as adjusted to reflect NEXTLINK's sale of notes in this offering, the acquisitions of WNP and the 50% interest in NEXTBAND that we do not already own, and the concurrent equity offering.

    This table should be read in conjunction with the Selected Historical Consolidated Financial and Operating Data included elsewhere in this prospectus, and the audited Consolidated Financial Statements and notes thereto included in our 1998 Form 10-K, which is incorporated herein by reference.

                                                                      AS OF MARCH 31, 1999
                                               ------------------------------------------------------------------
                                                                                                    AS ADJUSTED
                                                                                    AS ADJUSTED         FOR
                                                                                        FOR         THE DEBT AND
                                                                                      THE DEBT         EQUITY
                                                                    AS ADJUSTED     OFFERING AND   OFFERINGS, AND
                                                                        FOR         THE WNP AND     THE WNP AND
                                                                      THE DEBT        NEXTBAND        NEXTBAND
                                                     ACTUAL           OFFERING     TRANSACTIONS(3) TRANSACTIONS(3)
                                               ------------------  --------------  --------------  --------------
Cash, cash equivalents and marketable
  securities.................................      $1,244,406       $  2,223,906    $  1,738,414    $  2,048,947
Pledged securities(1)........................          21,821             21,821          21,821          21,821
                                               ------------------  --------------  --------------  --------------
  Total......................................      $1,266,227       $  2,245,727    $  1,760,235    $  2,070,768
                                               ------------------  --------------  --------------  --------------
                                               ------------------  --------------  --------------  --------------
Current portion of long-term obligations.....      $    2,760       $      2,760    $      2,760    $      2,760
Other long-term liabilities..................          16,304             16,304          16,304          16,304
12 1/2% Senior Notes due 2006................         350,000            350,000         350,000         350,000
9 5/8% Senior Notes due 2007.................         400,000            400,000         400,000         400,000
9% Senior Notes due 2008.....................         334,396            334,396         334,396         334,396
9.45% Senior Discount Notes due 2008.........         438,636            438,636         438,636         438,636
10 3/4% Senior Notes due 2008................         500,000            500,000         500,000         500,000
10 3/4% Senior Notes due 2009................              --            675,000         675,000         675,000
12 1/4% Senior Discount Notes due 2009.......              --            325,000         325,000         325,000
                                               ------------------  --------------  --------------  --------------
  Total debt.................................       2,042,096          3,042,096       3,042,096       3,042,096
Redeemable Preferred Stock, par value $0.01
  per share, 25,000,000 shares authorized,
  net of issuance costs:
    14% Preferred Shares, 7,508,588 shares
      issued and outstanding.................         375,177            375,177         375,177         375,177
    6 1/2% Cumulative Convertible Preferred
      Stock, 4,000,000 shares issued and
      outstanding............................         194,341            194,341         194,341         194,341
Shareholders' equity (deficit):
  Common stock, par value $.02 per share,
    stated at amounts paid in; Class A,
    110,334,000 shares authorized, 25,712,771
    issued and outstanding (31,428,602 as
    adjusted to reflect the acquisition of
    WNP, and 35,660,652 as further adjusted
    to reflect the sale of common stock in
    the concurrent equity offering); Class B,
    44,133,600 shares authorized, 29,184,372
    shares issued and outstanding(2).........         360,213            360,213         710,651       1,021,184
  Deferred compensation......................         (10,399)           (10,399)        (10,399)        (10,399)
  Accumulated other comprehensive income.....         119,844            119,844         119,844         119,844
  Accumulated deficit........................        (708,504)          (708,504)       (708,504)       (708,504)
                                               ------------------  --------------  --------------  --------------
  Total shareholders' equity (deficit).......        (238,846)          (238,846)        111,592         422,125
                                               ------------------  --------------  --------------  --------------
  Total capitalization.......................      $2,372,768       $  3,372,768    $  3,723,206    $  4,033,739
                                               ------------------  --------------  --------------  --------------
                                               ------------------  --------------  --------------  --------------

------------------------------

(1) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on NEXTLINK's 12 1/2% Senior Notes due April 15, 2006.

(2) Issued and outstanding does not include 11,582,405 and 654,858 shares of Class A common stock and Class B common stock, respectively, issuable upon exercise of outstanding options as of March 31, 1999.

(3) The acquisition of WNP closed on April 26, 1999. We expect the NEXTBAND transaction to close shortly after the closing of the concurrent equity offering.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary historical consolidated financial data below as of March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999 have been derived from our unaudited interim consolidated financial statements. In management's opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1999.

                                                                                                     THREE MONTHS ENDED MARCH
                                                           YEAR ENDED DECEMBER 31,                             31,
                                          ---------------------------------------------------------  ------------------------
                                            1994       1995       1996        1997         1998         1998         1999
                                          ---------  ---------  ---------  -----------  -----------  -----------  -----------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue.................................  $      --  $   7,552  $  25,686  $    57,579  $   139,667  $    26,545  $    48,586
Costs and expenses:
  Operating.............................        106      6,618     25,094       54,031      123,675       24,550       43,699
  Selling, general and administrative...        232      9,563     31,353       75,732      156,929       31,957       52,334
  Deferred compensation.................         --        375      9,914        3,247        4,993          624        1,059
  Depreciation and amortization.........         14      3,458     10,340       27,190       60,254       10,183       22,853
                                          ---------  ---------  ---------  -----------  -----------  -----------  -----------
Loss from operations....................       (352)   (12,462)   (51,015)    (102,621)    (206,184)     (40,769)     (71,359)
Interest expense, net...................          3       (269)   (20,086)     (26,383)     (72,156)     (11,543)     (30,927)
                                          ---------  ---------  ---------  -----------  -----------  -----------  -----------
Net loss................................  $    (349) $ (12,731) $ (71,101) $  (129,004) $  (278,340) $   (52,312) $  (102,286)
                                          ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                          ---------  ---------  ---------  -----------  -----------  -----------  -----------
Net loss applicable to common shares....  $    (349) $ (12,731) $ (71,101) $  (168,324) $  (337,113) $   (63,863) $  (118,886)
                                          ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                          ---------  ---------  ---------  -----------  -----------  -----------  -----------
Net loss per share......................                        $   (1.81) $     (3.91) $     (6.26) $     (1.19) $     (2.17)
                                                                ---------  -----------  -----------  -----------  -----------
                                                                ---------  -----------  -----------  -----------  -----------

OTHER DATA:
Ratio of earnings to fixed charges(1)...         --         --         --           --           --           --           --
EBITDA(2)...............................  $    (338) $  (8,629) $ (30,761) $   (72,184) $  (140,937) $   (29,962) $   (47,447)
Capital expenditures, including
  acquisitions of businesses (net of
  cash acquired) and investments in
  affiliates (3)........................  $     600  $  49,230  $  85,872  $   232,069  $   416,445  $    44,501  $   112,051

                                                                                              AS OF MARCH 31, 1999
                                                                                   -------------------------------------------
                                                                                                                 AS ADJUSTED
                                                                                                                 FOR THE DEBT
                                                                                                                 OFFERING AND
                                                                                                                 THE WNP AND
                                           AS OF DECEMBER 31,                                    AS ADJUSTED       NEXTBAND
                        ---------------------------------------------------------                FOR THE DEBT    TRANSACTIONS
                          1994       1995       1996        1997         1998        ACTUAL        OFFERING          (5)
                        ---------  ---------  ---------  -----------  -----------  -----------  --------------  --------------
CONSOLIDATED BALANCE
  SHEET DATA:
Cash, cash equivalents
  and marketable
  securities..........  $      25  $   1,350  $ 124,520  $   742,357  $ 1,478,062  $ 1,244,406   $  2,223,906    $  1,738,414
Pledged
  securities(4).......         --         --    101,438       62,610       21,500       21,821         21,821          21,821
Working capital.......         14     (6,232)   137,227      744,510    1,408,501    1,195,396      2,174,896       1,689,404
Property and
  equipment, net......        134     29,664     97,784      253,653      594,408      701,546        701,546         701,546
Total assets..........        690     53,461    390,683    1,219,978    2,483,106    2,506,678      3,506,678       3,857,116
Long-term debt........         --      1,590    356,262      750,000    2,013,192    2,023,032      3,023,032       3,023,032
Redeemable preferred
  stock, net of
  issuance costs......         --         --         --      313,319      556,168      569,518        569,518         569,518
Equity units subject
  to redemption.......         --         --      4,950           --           --           --             --              --
Class B common stock
  subject to
  redemption..........         --         --         --        4,950           --           --             --              --
Total stockholders'
  equity (deficit)....        672     36,719    (18,654)      71,285     (246,463)    (238,846)      (238,846)        111,592


                         AS ADJUSTED
                         FOR THE DEBT
                          AND EQUITY
                        OFFERINGS, AND
                         THE WNP AND
                           NEXTBAND
                         TRANSACTIONS
                             (5)
                        --------------
CONSOLIDATED BALANCE
  SHEET DATA:
Cash, cash equivalents
  and marketable
  securities..........   $  2,048,947
Pledged
  securities(4).......         21,821
Working capital.......      1,999,937
Property and
  equipment, net......        701,546
Total assets..........      4,167,649
Long-term debt........      3,023,032
Redeemable preferred
  stock, net of
  issuance costs......        569,518
Equity units subject
  to redemption.......             --
Class B common stock
  subject to
  redemption..........             --
Total stockholders'
  equity (deficit)....        422,125

--------------------------

(1) For the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the three-month periods ended March 31, 1998 and 1999, earnings were insufficient to cover fixed charges during the periods presented by the net loss amounts of $349, $12,731, $71,101, $129,004, $278,340, $52,312 and
    $102,286, respectively.

(2) EBITDA consists of net loss before net interest expense, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to our anticipated ability to meet future debt service, capital expenditures and working capital requirements.

(3) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:

                                                                                                   THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                           -----------------------------------------------------  --------------------
                                             1994       1995       1996       1997       1998       1998       1999
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Cash expended........................  $     600  $  35,417  $  72,042  $ 210,545  $ 416,445  $  44,501  $ 112,051
    Debt issued and assumed..............         --      6,554      8,228      5,000         --         --         --
    Equity issued........................         --      7,259      5,602     16,524         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total................................  $     600  $  49,230  $  85,872  $ 232,069  $ 416,445  $  44,501  $ 112,051
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

(4) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on our 12 1/2% Senior Notes.

(5) The acquisition of WNP closed on April 26, 1999. We expect the NEXTBAND transaction to close shortly after the closing of the concurrent equity offering.

    The operating data contained in the table below includes the statistics of our Las Vegas network, which we manage and in which we have a 40% membership interest. Terms used in this table are defined as follows:

    A "route mile" measures the expansiveness of our network, and is equal to the number of physical miles along which we have installed or leased fiber optic cable.

    A "fiber strand" is an advanced fiber optic line which can carry a large volume of data transmissions and voice communications. The number of "fiber miles" that we have installed is equal to our estimate of the number of fiber strands that we have installed along our network, multiplied by the number of route miles covered by our network. It is a measure of our carrying capacity of large volumes of data transmissions and voice communications.

    "On-net buildings connected" means buildings physically connected to our network, excluding those buildings which are connected to our network by facilities leased from the incumbent telephone company. "Off-net buildings connected" are those buildings connected to our network by facilities leased from the incumbent or other carriers.

    "Switches" are electronic devices that route data transmissions and voice communications to their final destination. All switch counts include two long distance switches acquired in 1996 as well as the switch installed in NEXTLAB, our telecommunications and data testing facility.

    An "access line" is a telephone connection between a customer purchasing local telephone services and our facilities. This definition of access lines is adjusted to reflect the fact that some high performance connections, known as primary rate interface, can carry comparatively larger volumes of data and voice communications. Lines over which primary rate interface service is provided are counted as 23 access lines. The number of "access lines installed" represents the number of access lines for which NEXTLINK is billing services. This number includes access lines that are provisioned through the resale of services. We serviced 2,894 resold access lines as of March 31, 1999.

                                                   AS OF       AS OF         AS OF         AS OF        AS OF
                                                 MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,  MARCH 31,
                                                    1998        1998         1998           1998         1999
                                                 ----------  ----------  -------------  ------------  ----------
OPERATING DATA:
Route miles....................................       2,036       2,099         2,150         2,477        2,897
Fiber miles....................................     141,788     152,225       158,987       195,531      223,463
On-net buildings connected.....................         571         658           736           801          854
Off-net buildings connected....................       5,947       8,448         9,688        13,443       13,950
Switches installed.............................          14          17            18            21           22
Access lines installed.........................      72,834     102,887       134,107       174,182      224,713
Employees......................................       1,499       1,756         2,065         2,299        2,539

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1999 COMPARED WITH THREE MONTHS ENDED MARCH 31,
     1998

    Revenue increased 83% to $48.6 million during the first quarter of 1999, from $26.5 million in the same period in 1998. Revenue reported consisted of the following components (in thousands):

                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                                1999       1998
                                                                                              ---------  ---------
Bundled local and long distance, and dedicated services.....................................  $  34,869  $  10,988
Shared tenant services......................................................................      3,013      3,287
Long distance telephone services............................................................      5,939      7,022
Enhanced services...........................................................................      4,765      5,248
                                                                                              ---------  ---------
Total revenue...............................................................................  $  48,586  $  26,545
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    The increase in total revenue was driven by 217% growth in revenues from bundled local and long distance services and dedicated services, which resulted from an increase in customer access lines installed. Our quarterly installation rate of customer access lines increased from 22,703 in the first quarter of 1998 to 50,531 during the first quarter of 1999. As of March 31, 1999, we had 224,713 access lines in service, compared to 72,834 as of March 31, 1998. Enhanced revenue consists primarily of interactive voice response (IVR) services.

    We began offering switched local and long distance services in our first seven markets in July 1996, 18 markets during 1997 and 12 additional markets during 1998. Most recently, we launched services in San Diego during the first quarter of 1999. In addition, since January 1995, NEXTLINK has offered private leased line, or dedicated services.

    Operating expenses consist of costs directly related to providing facilities-based network and enhanced communications services and also include salaries and benefits and related costs of operations and engineering personnel. Operating expenses increased 78% during the first quarter of 1999 to $43.7 million, an increase of $19.1 million over the same period in 1998. These increases primarily resulted from:

    - increased network costs related to provisioning higher volumes of local, long distance and enhanced services;

    - an increase in the number of our employees; and

    - an increase in other related costs primarily to expand our local and long distance service businesses in our existing and planned markets.

    Selling, general and administrative expenses include salaries and related personnel costs, facilities expenses, sales and marketing, information systems costs, consulting and legal fees and equity in loss of affiliates. Selling, general and administrative expenses increased 64% for the three months ended March 31, 1999 as compared to the corresponding period in 1998. The increase was primarily due to an increase in the number of our employees, as well as other costs associated with the expansion of our local and long distance service businesses in our existing and planned markets.

    We recorded deferred compensation expense in connection with options granted under our Equity Option Plan until April 1997, and our Stock Option Plan, which replaced the Equity Option Plan, subsequent to April 1997. The stock options granted under the Equity Option Plan were considered compensatory and we accounted for them on a basis similar to that used for stock appreciation rights. All options outstanding under the Equity Option Plan were regranted under the Stock Option Plan with terms and conditions substantially the same as under the Equity Option Plan. As a result, we continue to record deferred compensation expense for the compensatory stock options issued under both plans over their vesting periods, based on the excess of the fair value at the date of grant over their exercise prices.

    Depreciation expense increased primarily due to placement in service of additional telecommunications network assets, including switches, fiber optic cable, network electronics and related equipment. We expect depreciation expense to continue to increase as we expand our networks and install additional equipment associated with voice and data technologies.

    Interest expense increased 118% in the first quarter of 1999 over the prior year due to an increase in our average outstanding indebtedness over the respective periods. For more information, see "Liquidity and Capital Resources". Pursuant to Statement of Financial Accounting Standards No. 34, we capitalize a portion of our interest costs as part of the construction cost of our communications networks. Capitalized interest during the first quarter of 1999 totaled $2.8 million. Interest income results from investment of excess cash and certain securities that have been pledged as collateral for interest payments on the 12 1/2% senior notes. The increase in interest income during the first quarter of 1999 over 1998 corresponded to the increase in our outstanding cash balances.

    YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

    Revenue increased 143% to $139.7 million in 1998 from $57.6 million in 1997. The increase was driven by 277% growth in revenues from bundled local and long distance services and dedicated services. The acquisitions of Start Technologies, a shared tenant services provider, and Chadwick Telecommunications, a switch-based long distance service reseller, in the fourth quarter of 1997, also contributed to this increase. Revenue reported consisted of the following components (in thousands):

                                                                            1998       1997
                                                                         ----------  ---------
Bundled local and long distance services and dedicated services........  $   76,654  $  20,342
Shared tenant services.................................................      12,781      2,018
Long distance telephone services.......................................      26,937     16,478
Enhanced services......................................................      23,295     18,741
                                                                         ----------  ---------
                                                                         $  139,667  $  57,579
                                                                         ----------  ---------
                                                                         ----------  ---------

Enhanced services revenue consists primarily of revenue generated from our interactive voice response services.

    We began offering switched local and long distance services in our first seven markets in July 1996, in 18 markets during 1997 and 12 additional markets during 1998. In addition, since January 1995 we have offered private, leased line, or dedicated services.

    Our quarterly installation rate of customer access lines increased from 19,187 in the fourth quarter of 1997 to 40,075 during the fourth quarter of 1998. At December 31, 1998, we had 174,182 access lines in service, compared to 50,131 as of December 31, 1997.

    Operating expenses consist of costs directly related to providing facilities-based network and enhanced communications services and also include salaries and benefits and related costs of operations and engineering personnel. Operating expenses increased 129% in 1998 to $123.7 million, an increase of $69.6 million over the same period in 1997. These increases primarily resulted from:

    - increased network costs related to provisioning higher volumes of local, long distance and enhanced communications services;

    - an increase in the number of our employees; and

    - an increase in other related costs primarily to expand our switched local and long distance service businesses in our existing and planned markets.

To a lesser extent, the acquisitions of Start and Chadwick in the fourth quarter of 1997 also contributed to the increase in operating costs over those in 1997.

    Selling, general and administrative expenses include salaries and related personnel costs, facilities expenses, sales and marketing, information systems costs, consulting and legal fees and equity in losses of affiliates. Selling, general and administrative expenses increased 107% for the year ended December 31, 1998 as compared to the corresponding period in 1997. The increase was primarily due to an increase in the number of our employees, as well as other costs associated with the expansion of our switched local and long distance service businesses in our existing and planned markets.

    We recorded deferred compensation expense in connection with options granted under our Equity Option Plan until April 1997, and our Stock Option Plan, which replaced the Equity Option Plan, subsequent to April 1997. The stock options granted under the Equity Option Plan were considered compensatory and we accounted for them on a basis similar to that used for stock appreciation rights. All options outstanding under the Equity Option Plan were regranted under the Stock Option Plan with terms and conditions substantially the same as under the Equity Option Plan. As a result, we continue to record deferred compensation expense for the compensatory stock options issued under both plans over their vesting periods, based on the excess of the fair value at the date of grant over their exercise prices.

    Depreciation expense increased primarily due to placement in service of additional telecommunications network assets, including switches, fiber optic cable, network electronics and related equipment. We expect depreciation expense to continue to increase as we expand our networks and install additional switches and related equipment. Amortization of intangible assets increased primarily as a result of the Start and Chadwick acquisitions in the fourth quarter of 1997.

    Interest expense increased 165% in 1998 over the prior year due to an increase in our average outstanding indebtedness over this period. Interest expense will increase in future periods as a result of our issuing $500.0 million in aggregate principal amount of 10 3/4% Senior Notes in November 1998. Statement of Financial Accounting Standards No. 34 requires us to capitalize a portion of our interest costs as part of the construction cost of our communications networks. Capitalized interest during 1998 totaled $4.3 million. Our interest income resulted from investment of excess cash and certain securities pledged as collateral to secure repayment of our 12 1/2% Senior Notes. The increase in interest income in 1998 over 1997 corresponded to the increase in our average outstanding cash balances.

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    Revenue increased 124% to $57.6 million in 1997 from $25.7 million in the same period in 1996. The increase was primarily due to 45% growth in our local and long distance services (both switched and resale), dedicated services and enhanced communications services. The increase was also attributable to the fact that we recorded a full year's revenue from ITC, a switch-based long distance reseller we acquired in December 1996. To a lesser extent, our acquisitions of Start and Chadwick in the fourth quarter of 1997 also contributed to the increase in revenue. Revenues reported in 1997 included $38.9 million derived from local and long distance, competitive access, dedicated line services and shared tenant services and $18.7 million derived from enhanced communications services. Our interactive voice response subsidiary contributed 27% and 52% of our revenues during 1997 and 1996, respectively.

    Our quarterly rate for installing customer access lines increased from 1,604 in the fourth quarter of 1996 to 19,187 during the fourth quarter of 1997. As of December 31, 1997, we had 50,131 access lines in service, compared to 8,511 as of December 31, 1996. Access lines in service includes lines provided through resale of Centrex services.

    Operating expenses increased 115% in 1997 to $54.0 million, an increase of $28.9 million over the same period in 1996. This increase resulted primarily from:

    - an increase in network costs related to the provision of increased volumes of local, long distance and enhanced communications services;

    - an increase in the number of our employees; and

    - an increase in other related costs primarily to expand our switched local and long distance service businesses in our existing and planned markets.

Additionally, the effects of the ITC acquisition in December 1996 and the Start and Chadwick acquisitions in the fourth quarter of 1997 further contributed to the increase in 1997 operating expenses over those of the prior year.

    Selling, general and administrative expenses increased 142% for the year ended December 31, 1997 as compared to the corresponding period in 1996. The increase was primarily due to:

    - an increase in the number of our employees;

    - other costs associated with the expansion of our switched local and long distance service businesses in our existing and planned markets; and

    - the ITC acquisition.

    We recorded deferred compensation expense in connection with options granted under our Equity Option Plan until April 1997, and our Stock Option Plan, which replaced the Equity Option Plan, subsequent to April 1997. All options outstanding under the Equity Option Plan were regranted under the Stock Option Plan with terms and conditions substantially the same as under the Equity Option Plan. The stock options granted under the

Equity Option Plan were compensatory and were accounted for on a basis similar to that used for stock appreciation rights. As a result, we continued to record deferred compensation expense for the compensatory stock options issued under both plans over their vesting periods, based on the excess of the fair value at the date of grant over their exercise price.

    Depreciation expense increased primarily due to placement in service of additional telecommunications network assets, including switches, fiber optic cable, network electronics and related equipment. Amortization of intangible assets increased primarily as a result of the ITC acquisition in December 1996, as well as our acquisitions of Start, Chadwick and Linkatel Pacific in 1997. Linkatel Pacific owned and operated a fiber optic network that provided communication services to customers in portions of Orange and Los Angeles counties.

    Interest expense increased 76% in 1997 over the prior year due to an increase in our average outstanding indebtedness over the respective periods, primarily relating to the 12 1/2% and 9 5/8% senior notes we issued in April 1996 and October 1997, respectively. Statement of Financial Accounting Standards No. 34 requires us to capitalize a portion of our interest costs as part of the construction cost of our communications networks. Capitalized interest during 1997 totaled $1.8 million. Our interest income resulted from investment of excess cash as well as certain securities that have been pledged as collateral to secure repayment of our 12 1/2% Senior Notes. The increase in interest income in 1997 over 1996 corresponded to the increase in our average outstanding cash balances.

LIQUIDITY AND CAPITAL RESOURCES

    Our business is capital intensive and, as such, has required and will continue to require substantial capital investment. We build high capacity networks with broad market coverage, a strategy that initially increases our level of capital expenditures and operating losses and requires us to make a substantial portion of our capital investments before we realize any revenue from them. These capital expenditures, together with the associated early operating expenses, will continue to result in negative cash flow unless and until we are able to establish an adequate customer base. We believe, however, that over the long term this strategy will enhance our financial performance by increasing the traffic flow over our networks.

    During the first three months of 1999, we used $103.1 million in cash for operating activities, compared to $22.1 million for the same period in the prior year. The increase was primarily due to a substantial increase in our activities associated with the continued development and expansion of local and long distance service operations. In addition, during the first three months of 1999, we invested $112.1 million in property and equipment. During the same period in 1998, we invested $44.5 million in property and equipment, and $117.0 million in acquisitions of telecommunications assets and equity investments in telecommunications businesses.

    Our current 1999 and 2000 plans call for approximately $2,000 million in total capital expenditures (including the commitments of the INTERNEXT joint venture described below), of which $112.1 million was spent in the first quarter of 1999. Our actual capital spending may be higher or lower than these amounts. We expect to make substantial capital expenditures relating to our existing and planned network development and operations. These expenditures include:

    - the purchase and installation of switches, routers, servers and other data-related equipment and related electronics in existing networks and in networks to be constructed or acquired in new or adjacent markets;

    - the purchase and installation of fiber optic cable and electronics to expand existing networks and develop new networks, including the connection of new buildings;

    - the development of our comprehensive information technology platform;

    - the purchase and installation of equipment associated with the deployment of LMDS using our LMDS spectrum;

    - funding of the INTERNEXT venture described below, and related expenses we expect to incur in building our national network;

    - the purchase and installation of equipment associated to deployment of DSL; and

    - the funding of operating losses and working capital.

    Our strategic plan calls also for expansion into additional market areas. This expansion will require significant additional capital for:

    - potential acquisitions of businesses or assets;

    - design, development and construction of new networks; and

    - the funding of operating losses and working capital during the start-up phase of each market.

    As of March 31, 1999, we had unrestricted cash and investments of $1,244.4 million, $2,223.9 million on a pro forma basis after giving effect to this debt offering, and $2,534.4 million on a pro forma basis after giving effect to this debt offering and the concurrent equity offering.

    In April 1999, we acquired WNP Communications, Inc. for $698.2 million. Of this amount, $157.7 million was paid in cash to the FCC for license fees, including interest. The remainder was paid to stockholders of WNP, and consisted of $190.1 million cash and 5,715,831 shares of Class A common stock. In this transaction, we acquired 39 A block LMDS wireless licenses covering an area where approximately 98 million people live and work and one B block LMDS wireless license covering an area where approximately 16 million people live or work. We plan to use the fixed wireless licenses acquired in the WNP transaction to extend the reach of our fiber networks and to connect additional customers directly to our fiber networks. Deploying the technologies associated with our LMDS strategy will require additional capital expenditures.

    In January 1998, we formed NEXTBAND, a joint venture that is owned 50% each by us and Nextel. NEXTBAND owns LMDS licenses in 42 markets throughout the U.S. On March 30, 1999, we entered into a definitive agreement to acquire Nextel's 50% interest in NEXTBAND for approximately $137.7 million, consisting of at least $68.9 million in cash, with the remainder payable at our election in cash or shares of Class A common stock. The purchase price was determined based on a formula derived from the purchase price paid in the WNP merger. The minimum cash consideration will increase by an amount equal to 25% of the proceeds NEXTLINK receives in the concurrent equity offering up to the amount of the total purchase price.

    In January 1999, we entered into a strategic agreement with Covad Communications Group, Inc., a leading provider of high-speed digital communications services using DSL technology. Pursuant to this agreement, we will become a preferred provider to Covad for local transport and colocation services for Covad's regional data centers. We also invested $20.0 million in Covad under this agreement, and Covad will become a preferred provider to us of DSL services, where we elect not to provide such services ourselves.

    In July 1998, we formed INTERNEXT L.L.C., which is beneficially owned 50% each by us and Eagle River Investments L.L.C., and is managed by us. INTERNEXT entered into an agreement with Level 3 Communications, Inc. Level 3 is constructing a national fiber optic network that is expected to cover more than 16,000 route miles with six or more conduits and connect 50 cities in the United States and Canada. Pursuant to this agreement, INTERNEXT will receive an exclusive interest in 24 fibers in a shared, filled conduit, one entire empty conduit and the right to 25% of the fibers pulled through the sixth and any additional conduits in the network. INTERNEXT will pay $700.0 million in exchange for these rights, the majority of which will be payable as segments of the network are completed and accepted by INTERNEXT, which is expected to occur substantially during 2000 and 2001. NEXTLINK has guaranteed 50% of the financial obligations of INTERNEXT under this agreement and, together with Eagle River, has also guaranteed the performance of certain other obligations of INTERNEXT.

    In addition, our operating flexibility with respect to certain business matters is, and will continue to be, limited by covenants associated with our outstanding senior notes. Among other things, these covenants limit the ability of us and our subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from the disposal of assets, make dividend payments and other distributions on capital stock and redeem capital stock. A covenant in the indenture for the 10 3/4% senior notes, requires us to use the net proceeds from the sale of those notes to fund not more than 80% of the cost of expenditures relating to the construction, improvement and acquisition of new and existing networks and services and direct or indirect investments in certain joint ventures, including NEXTBAND and INTERNEXT, and to fund similar expenditures. We expect to fund the remainder of these costs with the proceeds of equity offerings.

    In addition, the terms of our 14% Senior Exchangeable Redeemable Preferred Stock contain covenants that may limit our flexibility in incurring additional indebtedness and issuing additional preferred shares. We were in compliance with all covenants associated with our notes and the 14% preferred stock as of March 31, 1999.

                                    BUSINESS

    Since 1996, NEXTLINK has provided high-quality telecommunications services to the rapidly growing business market. To serve our customers' broad and expanding telecommunications needs, we have assembled a unique collection of high-bandwidth, local and national network assets.

    These assets include:

    - 23 broadband local networks operating in 14 states, the number of which is increasing as we continue to build additional networks;

    - high-capacity fixed broadband spectrum covering 52 cities including 95% of the population of the 30 largest U.S. cities; and

    - exclusive interests in a national fiber optic network now being built that will connect all of the largest cities that our current and planned local networks serve.

    We intend to integrate these assets into a seamless network that will support the most advanced communications technologies available, and make us the provider best positioned to deliver the broad variety of data and voice applications our customers require.

BUSINESS STRATEGY

    Our goal is to provide integrated, end-to-end solutions for all of our customers' communications needs over our own network. We plan to deliver these solutions primarily through equipment and networks we own and therefore continue to be a facilities-based carrier. The key components of our strategy to achieve this goal are to:

    - BUILD BROADBAND LOCAL NETWORKS. We build high-bandwidth local networks using fiber optic cable bundles, which are capable of carrying high volumes of data, voice, video and Internet traffic as well as other high bandwidth services. In our newer markets, we install up to 400 fiber strands in each network, with built-in capacity for future growth. We plan to have completed broadband local networks in most of the nation's 30 largest cities by the end of 2000.

    - INCREASE CUSTOMER FIRST MILE CONNECTIONS. We generally build our networks in the central business districts of our markets to permit direct connections to a high percentage of the area's commercial buildings. For buildings where direct fiber connections to our networks are not economic, we will use our wireless spectrum to make broadband first mile connections where appropriate.

    - CREATE AN INTEGRATED, END-TO-END, FACILITIES-BASED NATIONAL NETWORK. We will use our interest in a national fiber optic network now under construction to offer end-to-end services over our own facilities, rather than lines leased from others. This network will be able to operate at very high speeds in order to meet our customers' current and future broadband data needs.

    - DEPLOY NEW TECHNOLOGY OPTIMIZED FOR IP. We are adding IP and ATM routers and switches to our network to meet our customers' growing data needs. We believe that future IP technologies will gradually replace ATM and enable our network to carry all types of communications traffic: data, voice and video.

    - INTRODUCE NEW INTERNET SERVICES. In addition to high-speed Internet access, we plan to offer customers secure, robust web hosting services at our central offices, and provide extensive back-office support for their e-commerce operations.

    - BUILD ON OUR CUSTOMER BASE, STAFF, AND SYSTEMS TO SUCCEED IN THE DATA SERVICES MARKET. We will apply the strategies and skills we have developed competing successfully in the local exchange market to the expanding data services market. These include a focus on the business customer, decentralized, local management, close attention to customer care and effective, reliable back-office systems.

    - ATTRACT AND RETAIN EXPERIENCED MANAGEMENT AT ALL KEY LEVELS. Under the leadership of Craig McCaw, we have retained highly-qualified senior management. Experienced technology industry executives will lead the implementation of our data strategy. Seasoned industry entrepreneurs and executives run our regional groups and operating subsidiaries.

OUR NETWORK

    We have built, and are continuing to build, operational fiber optic networks with robust capacity in urban centers across the country. Our IP-optimized national network will connect these local networks to one another. Our fiber optic and wireless first mile connections will complete our goal of becoming an end-to-end, facilities-based provider of broadband communications services.

    LOCAL FIBER OPTIC NETWORKS

    The core of each of our local networks is a ring of fiber optic cable in the city's central business district that connects to our central offices. These facilities contain the switches and routers that direct data and voice traffic to their destinations, and also have the space to house the additional equipment necessary for future telecommunications services.

    We are now operating 23 local networks in 38 cities. We serve larger cities, such as New York, Los Angeles, Chicago, Atlanta, the San Francisco Bay Area, Denver, Dallas and Miami, medium-sized markets, such as Salt Lake City and Nashville, and clusters of smaller markets in Orange County, California and central Pennsylvania.

    Based on our recent successes in operating and expanding our existing networks, as well as new opportunities in other markets, we are pursuing an aggressive growth plan. We are currently building additional local networks, and plan to have operational networks in most of the 30 largest U.S. cities by the end of 2000. We launched telephone service in San Diego earlier this year, and the next phase of our expansion plan includes the launch of service in Washington, D.C. and Seattle in the second quarter of 1999, and in Newark, Detroit, Boston, Phoenix and Houston by the end of 1999.

    We build high capacity networks using a backbone density ranging between 72 and 432 strands of fiber optic cable. Each fiber strand has the capacity, or bandwidth, to carry over 100,000 times the amount of traffic as a strand of traditionally-configured copper wire. We believe that installing high-count fiber strands will allow us to offer a higher volume of broadband and voice services without incurring significant additional construction costs.

    We design wide, expansive networks, rather than a simple core fiber optic ring in a downtown metropolitan area. This design maximizes the number of customers that can be connected directly to our networks with fiber strands that we own. We believe that controlling first mile connections is critical to being able to meet our customers' complete communications requirements and by controlling the first mile we enhance our ability to:

    - ensure technological support for high bandwidth communications;

    - manage and control the quality of services used by our customers;

    - meet the varying bandwidth needs of our customers; and

    - achieve better operating margins.

    BROADBAND WIRELESS SPECTRUM

    We intend to reduce our reliance on first mile connections leased from the incumbent carrier by increasing the number of customers connected directly to our networks. In some cases, we will construct a new fiber optic extension from the customer's premises to our network. In other cases, we will deploy a high-bandwidth wireless connection between an antenna on the roof of the customer's premises and an antenna attached to our fiber rings. These wireless connections offer high-quality broadband capacity and often cost less to install. We expect to deploy wireless first mile extensions in 25 markets by the end of 2000.

    Through a series of auction bids and acquisition transactions, we have become the largest holder of broadband fixed wireless spectrum in North America. We hold licenses to 1,150 to 1,300 MHz of LMDS spectrum in 52 cities, covering areas where 95 percent of the population the 30 largest U.S. cities live or work. Our spectrum assets are very large in comparison to cellular and PCS licenses (up to 30 MHz) and to other fixed wireless licenses (80-400 MHz ). Our licenses also include 150 MHz of LMDS spectrum in 13 smaller cities. We believe that, for many locations, broadband wireless connections from customer buildings to our local fiber optic networks will offer a lower cost solution for providing high-quality broadband services than fiber or copper extensions.

    LMDS is a newly authorized fixed broadband service that the license holder may use to provide high-speed data transfer, wireless local telephone service, wireless transmission of telephone calls in bulk quantity, video broadcasting and videoconferencing, in any combination. This spectrum is not suitable for portable telephones, but can transmit voice, data or video signals from one fixed antenna to many others. As the word "local" in the local multipoint distribution service name implies, the radio links provided using LMDS frequencies are of limited distance, typically of a few miles or less, due to the degradation of these high-frequency signals over distances greater than a few miles.

    A wireless connection typically consists of paired antennas generally placed at a distance of approximately 2.5 miles from one another with a direct, unobstructed line of sight. The antennas are typically installed on rooftops, towers or windows. Point-to-multipoint technology allows a single hub site antenna to be used to form multiple paths with antennas located on numerous customer buildings. As few as four hub site antennas can provide telecommunications connections to buildings in all directions that have line of sight visibility.

    Wireless local loop technology typically utilizes millimeter wave transmissions having narrow beam width, reducing the potential for channel interference and allowing dense deployment and channel re-use. This means that, like cellular technology, LMDS sites can be split into sectors in order to increase the available capacity. The large amount of capacity in each channel permits the simultaneous use of multiple voice and data applications. Properly deployed, wireless local loop technology can substantially reduce the cost of connecting customers to a network.

    LMDS and other wireless broadband services require a direct line of sight between two antennas comprising a link and are subject to distance and rain attenuation. We expect that the average coverage radius of a base station will be up to approximately 2.5 miles, depending on local conditions, and we expect that our base stations will utilize power control to increase signal strength and mitigate the effects of rain attenuation. In areas of heavy rainfall, transmission links will be engineered for shorter distances and greater power to maintain transmission quality. This reduction of path link distances to maintain transmission quality requires more closely spaced transceivers and therefore tends to increase the cost of service coverage.

    Due to line of sight limitations, we currently plan to install our transceivers and antennas on the rooftops of buildings. Line of sight and distance limitations generally do not present problems in urban areas, provided that suitable roof rights can be obtained, due to the existence of unobstructed structures from which to transmit and the concentration of customers within a limited area. Line of sight and distance limitations in non-urban areas can arise due to lack of structures with sufficient height to clear local obstructions. We may have to plan to construct intermediate links or use other means to resolve line of sight and distance issues. These limitations, however, may render point-to-multipoint links uneconomical in certain locations.

    In order to obtain the necessary access to install our transceivers and antennas and connect its intended customers, we must secure roof and other building access rights, or rights to access other line of sight locations, including access to conduits and wiring from the owners of each building or other structure on which we propose to install our equipment, and may require construction, zoning, franchises or other governmental permits.

    LMDS equipment is not in general commercial service at this time, but we are testing the offerings of several vendors, and expect to begin to deploy LMDS in 1999.

    DSL TECHNOLOGY

    We are also currently deploying DSL technology to meet the high bandwidth needs of those customers located less than three miles from the incumbent carrier's central office and whose first mile connection remains over copper wire. DSL technology reduces the bottleneck in the transport of information, particularly for data services, by increasing the data carrying capacity of copper telephone lines.

    We have arrangements with incumbent carriers with respect to more than 150 of their central offices that enable us to make first mile connections to each business or resident connected to that central office over leased lines. These arrangements are known in our industry as colocations. We plan to introduce our own DSL equipment and services at many of our colocation sites to provide our customers with increased data carrying capacity.

    In December of 1998, we also formed a strategic relationship with Covad Communications, a DSL provider, under which Covad will become a preferred provider of DSL services to us in locations where we do not provide our own DSL service. As of January 31, 1999, Covad had established arrangements to maintain its equipment over 165 incumbent carrier central office spaces.

    NATIONAL NETWORK

    We are creating a single, end-to-end network by linking our local networks to one another through the use of a national fiber optic backbone network currently being constructed by Level 3 Communications. This network is expected to cover more than 16,000 route miles with six or more conduits and connect 50 cities in the United States and Canada. INTERNEXT L.L.C., a joint venture managed by us and owned 50% each by us and Eagle River, has entered into a cost sharing agreement with Level 3 with respect to this network. Under this agreement, INTERNEXT has:

    - an exclusive interest in 24 fibers in a shared, filled conduit throughout this network;

    - an exclusive interest in one empty conduit, through which we expect to be able to pull up to 432 fiber optic strands; and

    - the right to 25% of the fibers pulled by Level 3 through the sixth and any additional conduits in the network.

    INTERNEXT expects the network build-out to occur substantially in years 2000 and 2001. When our system of local city networks is linked together by this interstate fiber optic network, we will be able to offer our customers integrated, end-to-end telecommunications services over facilities we control.

TECHNOLOGY

    The wires, cables and spectrum that comprise the physical layer of our networks can support a variety of communications technologies. We seek to offer customers a set of technology options to meet their changing needs, and introduce new technologies as necessary. Specifically, we believe that a service platform based on IP will provide us with significant future opportunities, because it will enable data, voice and video to be carried inexpensively over our end-to-end, facilities-based network. We have, therefore, begun to supplement our current data and voice switching technology with Internet Protocol, or IP, and Asynchronous Transfer Mode, or ATM, equipment.

    These technologies will enable us to offer our customers additional services, such as high-speed Internet access, Internet web hosting, e-commerce and other Internet services. Because they are more efficient, IP and ATM technology increase the effective capacity of networks for these types of applications, and in the future may become the preferred technology for voice calls and faxes as well.

    CIRCUIT SWITCHING VS. PACKET SWITCHING

    There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit switch-based communications systems, which currently dominate the public telephone network, establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call.

    Packet-switch based communications systems, which format the information to be transmitted into a series of shorter digital messages called "packets," are the preferred means of data transmission. Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address. A key feature that distinguishes Internet architecture from the public telephone network is that on the packet-switched Internet, a single dedicated channel between communication points is not required.

    Packet switch-based systems offer several advantages over circuit switch-based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel.

    IP technology, an open protocol that allows unrelated computer networks to exchange data, is the technological basis of the Internet. The Internet's explosive growth in recent years has focused intensive efforts worldwide on developing IP-based networks and applications. In contrast to protocols like ATM, which was the product of elaborate negotiations between the world's monopoly telephone companies, IP is an open standard, subject to continuous improvement.

    We believe that a form of IP-based switching will eventually replace both ATM and circuit switched technologies, and will be the foundation of integrated networks that treat all transmissions -- including voice, fax and video -- simply as forms of data transmission. Current implementations of IP technology over the Internet lack necessary quality of service to support real-time applications like voice and fax at commercially acceptable quality levels. We fully expect that a combination of increased bandwidth and improved technology will correct these deficiencies.

    We are in the process of configuring our network to add packet switch-based technology to our current circuit switch-based systems. Our goal is to meet the current demands of our customers for reliable, high-quality switched telephone connections, while also deploying the facilities, hardware and software necessary to satisfy their growing demand for high-speed data transmission.

    We believe that the IP deployment currently under way on our network will enable us to implement new services based on current IP technology, and position us to adopt future IP technology implementations as they evolve to support fully-integrated communications networks. We anticipate remaining flexible in our use of technology, however, so that as underlying communications technology changes, we will have the ability to take advantage of and implement these new technologies.

APPLICATIONS AND SERVICES

    VOICE APPLICATIONS AND SERVICES

    In each market in which we operate, we currently offer the telephone services listed below, at prices that are determined and implemented locally in each market. These prices are generally 10% to 15% lower than the pricing for comparable local services from the incumbent carrier. Our service offerings include:

    - standard dial tone, including touch tone dialing, 911, and operator assisted calling;

    - multi-trunk services, including direct inward dialing (DID) and direct outward dialing (DOD);

    - long distance service, including 1+, 800/888 and operator services;

    - voice messaging with personalized greetings, send, transfer, reply and remote retrieval capabilities; and

    - directory listings and assistance.

    In each of our operational markets, we have negotiated and entered into interconnection agreements with the incumbent carrier, and implemented permanent local number portability, which allows customers to retain their telephone numbers when changing telephone service providers.

    Additionally, in each of our markets we offer the following services to long distance carriers and high volume customers, which our customers use as both primary and back-up circuits:

    - special access circuits that connect end users to long distance carriers;

    - special access circuits that connect long distance carriers' facilities to one another; and

    - private line circuits that connect several facilities owned by the same end user.

    We also provide shared tenant services, which consist of telecommunications management services we provide to groups of small to medium sized businesses. This enables business that are too small to justify hiring their own telecommuinications managers to benefit from efficencies, including volume discounts, normally available only to larger enterprises.

    DATA APPLICATIONS AND SERVICES

    We currently offer customers the ability to use our networks for data services including facsimile and e-mail. Deploying ATM and IP facilities will enable us to offer our customers extensive bandwidth capacity with increased speed and reliability. This will allow us to offer data services such as:

    Our central offices are the hubs of our network. We expect that their location on our network's backbone, their electrical and environmental controls and 24-hour maintenance and technical support will make them attractive locations for our customers to locate their larger computers (which are known as servers) or run important applications on servers we will maintain there. This will enable us to offer:

    - WEB HOSTING: support for customers' websites, including design, maintenance and telecommunications services;

    - SERVER HOSTING: colocation of customers' servers in our central offices;

    - APPLICATION HOSTING: running our customers' enterprise-wide applications at our central offices and distributing them as needed over our network to ensure uniformity, reduce costs and implement upgrades on a continuous and immediate basis; and

    - E-COMMENCE SUPPORT: support for high-volume purchases over the Internet, including system design, order fulfillment and network security.

    We plan to combine the capabilities of our national IP-optimized network with the mass-market e-commerce expertise we have developed through NEXTLINK Interactive to offer customers a broad range of services to their e-commerce activities, including telecommunications, web-site design, order fulfillment and back-office systems.

    We also intend to develop and offer our own Internet access services as an Internet service provider in the year 2000. In the interim, we have also entered into agreements with

PSINet that will allow us to resell PSINet's Internet access service directly to our customers under our "NEXTLINK" brand. To become an Internet service provider, or ISP, ourselves we will need to establish arrangements, known as peering agreements, with other ISPs to allow us to exchange traffic with them. As ownership of the Internet backbone has become increasingly concentrated, the terms and conditions of peering agreements are becoming increasingly restrictive. We can't predict the terms of our future peering agreements.

    Through our NEXTLINK Interactive subsidiary, we currently provide a number of voice response, speech recognition and e-commerce services for Fortune 100 companies. These systems offer consumer-oriented businesses telephone and Internet-based automated systems that process orders and supply information to their customers about their products. We design and operate voice and Internet-based systems to meets these clients' needs by integrating existing third-party software applications. These service offerings, however, are not integrated with our local networks at this time. Examples of systems that we have developed and operated for our clients include:

    - Systems that help our clients' customers locate the nearest dealer, office or other location;

    - Systems that give our clients' customers information, including cost information, about the clients' products and services and automate their purchases; and

    - Automated order entry systems.

GROWTH IN CUSTOMER BASE

    We have been successful in attracting customers in the markets that we serve. Our customer base has been growing rapidly, as the following table of access lines installed on our networks illustrates:

                                                                TOTAL ACCESS
                                                 MARKETS IN        LINES
DATE                                               SERVICE       INSTALLED
----------------------------------------------  -------------  --------------
December 31, 1996.............................            7           8,511
December 31, 1997.............................           25          50,131
December 31, 1998.............................           37         174,182
March 31, 1999................................           38         224,713

    In addition, we have increased the rate at which we install access lines each quarter. The following table illustrates this improvement:

                                                                ACCESS LINE
                                                               INSTALLATIONS
PERIOD                                                          PER QUARTER
-------------------------------------------------------------  -------------
Fourth Quarter 1996..........................................        1,604
Fourth Quarter 1997..........................................       19,187
Fourth Quarter 1998..........................................       40,075
First Quarter 1999...........................................       50,531

    We also have successfully developed and deployed order entry/provisioning, billing/ collection and other back-office systems for each market in which we operate. We anticipate that we will continue to develop and deploy new back-office systems to improve our capabilities as we add new technologies and services to our networks.

MANAGEMENT TEAM

    We believe that the quality of our management team and their extensive experience in the telecommunications industry is one of our competitive advantages and a critical factor in the successful implementation of our strategy. The following key members of our management team each has 16 or more years of experience in leading companies in competitive segments of the telecommunications industry:

    - CRAIG O. MCCAW - our founder, largest and controlling shareholder and member of our Board of Directors, who, prior to founding NEXTLINK, was the founder of McCaw Cellular Communications, Inc., which became the nation's largest cellular telephone company.

    - STEVEN W. HOOPER - our Chairman of the Board and Chief Executive Officer, who was a member of the senior management team at McCaw Cellular, and was Chief Executive Officer of AT&T Wireless Services following McCaw Cellular's sale to AT&T, prior to joining NEXTLINK.

    - WAYNE M. PERRY - our Vice Chairman and member of our Board of Directors, who was a member of the senior management team at McCaw Cellular and was Vice Chairman of AT&T Wireless Services following McCaw Cellular's sale to AT&T, prior to joining NEXTLINK.

    - GEORGE M. TRONSRUE III - our President and Chief Operating Officer, who held senior management positions with ACSI, Teleport Communications Group and MFS Communications prior to joining NEXTLINK.

    In addition, the presidents of our operating subsidiaries and our other senior officers have an average of 18 years of experience in the telecommunications industry.

    The members of our senior management team who will lead our design and implementation of technologies include:

    - DOUG CARTER - our Senior Vice President, Chief Technology Officer, who was the Senior Vice President of Network Operations of AT&T Wireless prior to joining NEXTLINK.

    - JOHN CURRAN - our Vice President, Internet Technology and head of our Cambridge, MA - based IP Design Center, who was Chief Technology Officer of GTE Internetworking prior to joining NEXTLINK.

    - CHUCK DANIELS - our Vice President, President, NEXTLINK Technology Services and head of our Plano, Texas implementation center, who was Vice President of Engineering of MCI prior to joining NEXTLINK.

    - NICK KAUSER - a member of our Board of Directors, who was the Chief Technology Officer of AT&T Wireless prior to joining NEXTLINK.

                                   REGULATION

    The federal Telecommunications Act of 1996 opened local telephone markets to competition from companies like NEXTLINK. Prior to that time, states typically granted an exclusive franchise in each local service area to a single dominant carrier, often a former subsidiary of AT&T known as a "Baby Bell", which owned and operated the entire local exchange network. The 1996 Act preserved state and local jurisdiction over many aspects of local telephone service, and, as a result, NEXTLINK is subject to varying degrees of federal, state and local regulation. FCC and state regulators, and other legislative or judicial initiatives relating to the telecommunications industry, could help or hinder our business.

    We are not currently required to obtain FCC authorization for the installation, acquisition or operation of our wireline network facilities. We are required to hold and we have obtained FCC authorizations for the operation of our wireless facilities. In each state in which we desire to offer our services, we also must first obtain authorization from the appropriate state commission. Although we currently hold the required state authorizations in each of our operational markets, we can't be certain that we will receive the necessary state authorizations for markets to be launched in the future.

    Unlike the incumbent carriers, we are not currently subject to price cap or rate of return regulation, which leaves us more free to set our own pricing policies. The FCC requires us to file interstate tariffs on an ongoing basis for interstate and international interexchange traffic. An FCC order that would have exempted us from any requirement to file tariffs for interstate access and domestic long distance service has been stayed pending further judicial review, and, as a result, we currently file tariffs for these services. Our intrastate services are also generally subject to state certification and tariff or price list filing requirements.

    The 1996 Act gave the FCC significant responsibility for its implementation, especially in the areas of universal service, access charges, numbering, number portability and price caps. The details of the rules adopted by the FCC, and the extent to which they are upheld by the courts reviewing the FCC's rules, will have a significant effect on when and to what extent barriers to competition in local services are removed. For example, the FCC has the power to grant incumbent carriers increased flexibility to enable them to reduce prices for special access, private line services and advanced telecommunications services.

    The 1996 Act provides incentives to most of the incumbent carriers to enter into interconnection agreements with carriers like NEXTLINK. We need interconnection agreements to gain access to the incumbent carriers' networks. Although we have interconnection agreements in all of our currently operational markets, we can't be certain that incumbent carriers in new markets we seek to enter will negotiate quickly with us or that any resulting agreements will be on terms favorable to us.

    The incumbent carriers have frequently resorted to litigation in an attempt to obtain the benefits of these incentives without offering consumers and competitors like NEXTLINK the full benefits intended by the 1996 Act. For example, in September 1998, the FCC ruled that certain incumbent carrier "teaming" arrangements with long distance carriers, which would have allowed incumbent carriers to offer a form of "one stop shopping" in competition with NEXTLINK's combined local and long distance offerings, violated the 1996 Act. In response, the incumbent carriers have filed petitions with the United States Court of Appeals for the

District of Columbia seeking to overturn this ruling. If this FCC's ruling is reversed by the courts, one of our current competitive advantages would be undermined.

    In January 1999, the U.S. Supreme Court upheld key provisions of the FCC rules implementing the 1996 Act, in a decision that was generally favorable to competitive telephone companies like NEXTLINK. In two earlier decisions, the United States Court of Appeals for the Eighth Circuit had invalidated these rules. The Supreme Court's decision reinstated all but one of the FCC rules invalidated by the Eighth Circuit. The Supreme Court held that the FCC has general jurisdiction to implement the 1996 Act's local competition provisions, including pricing and enforcement jurisdiction. Significantly, the Court upheld that the FCC's "pick and choose" rule, which allows competitors to choose which provisions of other carriers' interconnection agreements they wish to incorporate in their own interconnection agreements with that incumbent carrier.

    A key provision of the 1996 Act requires incumbent carriers to make elements of their networks available to competing carriers like NEXTLINK at reasonable rates. The Supreme Court broadly affirmed these provisions, but held that the FCC did not correctly determine precisely which network elements must be unbundled and made available to competitors like NEXTLINK. This ruling cast existing interconnection agreements in doubt when some incumbent carriers stated that they would no longer make elements of their networks available until the FCC clarified which elements they must offer to competitors. These incumbent carriers subsequently assured FCC officials that they would continue to provide currently available network elements to their competitors and continue to negotiate new interconnection agreements in good faith.

    Until the FCC adopts new rules complying with the Supreme Court's decision, competitors like NEXTLINK will need to rely to a great extent on the continued good faith of the incumbent carriers, rather than express regulatory rights, to obtain new interconnection agreements and network elements.

    The Supreme Court decision did not address or resolve the incumbent carriers' challenge to the FCC's forward-looking pricing methodology for unbundled network elements. The incumbent carriers have challenged this methodology, claiming that any correct procedure would take into account historical costs. If the incumbent carriers succeed in this contention, we would have to pay more to purchase network elements, which could significantly increase our cost of doing business.

                            DESCRIPTION OF THE NOTES

    The senior notes and the senior discount notes will be issued under two separate indentures, each dated June 1, 1999, between NEXTLINK and United States Trust Company, as trustee. Since many provisions of the indentures are identical, they are described together below, but the provisions of each indenture apply only to the notes outstanding thereunder.

    The indentures contain the full legal text of the matters described in this section. Copies of the indentures can be obtained at the corporate office of the trustee and has been filed with the SEC as part of our Registration Statement. See "Where You Can Find More Information" on page 88 for information on how to obtain copies.

    Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of each of the indentures, including definitions of some terms used in each of the indentures. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in each of the indentures. We describe the meaning for only the more important terms, under "Definitions". We also include references in parentheses to certain sections of each of the indentures.

    Whenever we refer to particular sections or defined terms of the indentures in this prospectus, these sections or defined terms are incorporated by reference into this prospectus.

    In this description of notes, the term "NEXTLINK" refers to NEXTLINK Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

BRIEF DESCRIPTION OF THE NOTES

    THE SENIOR NOTES:

       - will be senior obligations of NEXTLINK;

       - will be limited to $675,000,000 aggregate principal amount;

       - will mature on June 1, 2009; and

       - will bear interest at the rate of 10 3/4% per annum to be paid semi-annually on June 1 and December 1 of each year, commencing December 1, 1999, to the registered holder at the close of business on the preceding May 15 or November 15.

    THE SENIOR DISCOUNT NOTES:

       - will be senior obligations of NEXTLINK;

       - will be issued at a discount from their aggregate principal amount at stated maturity to generate gross proceeds of approximately $325,000,227;

       - will mature on June 1, 2009;

       - will not accrue cash interest prior to June 1, 2004;

       - will accrete at a rate of 12 1/4% per annum, compounded semi-annually to an aggregate principal amount of $588,926,000; and

       - beginning on June 1, 2004 will bear cash interest at the rate of 12 1/4% per annum to be paid semi-annually on June 1 and December 1 of each year, commencing December 1, 2004 to the registered holder at the close of business on the preceding May 15 or November 15.

    In a NEXTLINK bankruptcy, holders of senior discount notes would have a claim measured by their notes' accreted value, not their principal amount.

    Interest on the senior and senior discount notes will be computed on the basis of a 360 day year of twelve 30 day months. (Section 301, 307 and 310)

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    NEXTLINK will pay interest, principal and any other money due on the senior and senior discount notes at the corporate trust office of the trustee in New York City. That office is currently located at 114 West 47th Street, New York, New York 10036. You must make arrangements to have your payments picked up at or wired from that office. NEXTLINK may also choose to pay interest by mailing checks. (Section 301, 305 and 1002)

    The senior and senior discount notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 302) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. (Section 305)

RANKING

    The notes:

       - will be senior obligations of NEXTLINK;

       - will rank equally in right of payment with each other and all existing and future senior obligations of NEXTLINK, including our 9% Notes, 9 5/8% Notes, 12 1/2% Notes, 9.45% Notes and 10 3/4% Notes; and

       - will rank senior in right of payment to all future subordinated obligations of NEXTLINK.

    Holders of secured obligations of NEXTLINK will, however, have claims that are prior to the claims of the holders of the senior and senior discount notes with respect to the assets securing those other obligations.

    NEXTLINK's principal operations are conducted through its Subsidiaries, and NEXTLINK is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. NEXTLINK's Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the senior and senior discount notes. Therefore, the senior and senior discount notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including trade payables, of NEXTLINK's Subsidiaries. Any right of NEXTLINK to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of holders of the senior and senior discount notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that NEXTLINK itself is recognized as a creditor of the Subsidiary.

    As of March 31, 1999:

       - the total amount of outstanding consolidated liabilities of NEXTLINK and its Subsidiaries, including trade payables, was approximately $2,176.0 million, of which $15.6 million were secured obligations; and

       - the total amount of outstanding liabilities of NEXTLINK's Subsidiaries, including trade payables, was $73.2 million, of which $3.5 million were secured obligations.

    For more information, see "Description of Other Material Indebtedness" and "Selected Historical Consolidated Financial and Operating Data."

OPTIONAL REDEMPTION

    SENIOR NOTES

    NEXTLINK may opt to redeem the senior notes, in whole or in part, at any time on or after June 1, 2004. If NEXTLINK chooses this optional redemption, it is required to mail a notice of the redemption not less than 30 and not more than 60 days after the redemption to each holder of senior notes to be redeemed at the holder's address as it appears in the note register.

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2004........................................................................        105.375%
2005........................................................................        103.583%
2006........................................................................        101.792%
2007 and thereafter.........................................................        100.000%

    The prices are expressed as percentages of the principal amount.

    (SectionSection 203, 1101, 1105 and 1107)

    NEXTLINK may only redeem the senior notes in amounts of $1,000 principal amount or an integral multiple of $1,000 at a redemption price of 110.750% of their principal amount plus accrued and unpaid interest on or before June 1, 2002, if, on or before that date, NEXTLINK receives net proceeds from a sale of its Common Equity.

    If, in addition;

       - at least 66 2/3% of the principal amount of the senior notes remains outstanding after the redemption; and

       - the redemption occurs on a redemption date within 90 days of the sale and NEXTLINK mails not less than 30 and not more than 60 days after the redemption a notice to each holder of notes to be redeemed,

    NEXTLINK may opt to use all or a portion of any such net proceeds to redeem senior notes in a principal amount of up to 33 1/3% of the original principal amount of the senior notes.

    If less than all of the senior notes are to be redeemed, the trustee shall select the particular notes to be redeemed or any portion thereof that is an integral multiple of $1,000. The trustee shall make this selection on a pro rata basis, by lot or by such other method as it shall deem fair and appropriate.

    SENIOR DISCOUNT NOTES

    NEXTLINK may opt to redeem the senior discount notes, in whole or in part, at any time on or after June 1, 2004. If NEXTLINK chooses this optional redemption, it is required to mail a notice of the redemption not less than 30 and not more than 60 days after the redemption to each holder of senior discount notes to be redeemed at the holder's address as it appears in the note register.

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2004........................................................................        106.125%
2005........................................................................        104.083%
2006........................................................................        102.042%
2007 and thereafter.........................................................        100.000%

    The prices are expressed as percentages of the principal amount.

    (SectionSection 203, 1101, 1105 and 1107)

    NEXTLINK may only redeem the senior discount notes in amounts of $1,000 principal amount or an integral multiple of $1,000 at a redemption price of 112.250% of the Accreted Value of the senior discount notes plus accrued and unpaid interest on or before June 1, 2002, if, on or before that date, NEXTLINK receives net proceeds from a sale of its Common Equity.

    If, in addition:

       - at least 66 2/3% of the Accreted Value at the date of redemption of the senior discount notes remains outstanding after the redemption; and

       - the redemption occurs on a redemption date within 90 days of the sale and NEXTLINK mails not less than 30 and not more than 60 days after the redemption a notice to each holder of notes to be redeemed,

    NEXTLINK may opt to use all or a portion of any such net proceeds to redeem senior discount notes in a principal amount of up to 33 1/3% of the Accreted Value of the senior discount notes.

    If less than all of the senior discount notes are to be redeemed, the trustee shall select the particular notes to be redeemed or any portion thereof that is an integral multiple of $1,000. The trustee shall make this selection on a pro rata basis, by lot or by such other method as it shall deem fair and appropriate.

MANDATORY REDEMPTION; SINKING FUND

    Except as described under "Covenants--Limitation on Asset Dispositions" and "Covenants--Change of Control" below, NEXTLINK is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the senior or senior discount notes.

COVENANTS

    In the indentures, NEXTLINK agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability to:

        (1)  Incur additional Debt;

        (2)  issue Preferred Stock;

        (3) pay dividends, acquire shares of Capital Stock of NEXTLINK, make Investments or redeem Debt of NEXTLINK which is subordinate in right of payment to the senior or senior discount notes;

        (4) restrict the ability of any Restricted Subsidiary to pay dividends, to make loans or advances to NEXTLINK or any other Restricted Subsidiary or to transfer any of its property or assets to NEXTLINK or any other Restricted Subsidiary;

        (5)  create liens;

        (6)  engage in sale-leaseback transactions;

        (7)  make Asset Dispositions;

        (8)  issue or sell shares of Capital Stock of Restricted Subsidiaries;
    and

        (9)  enter into transactions with Affiliates and Related Persons.

    In addition, if a Change of Control occurs, each holder of notes will have the right to require NEXTLINK to repurchase all or part of such holder's notes at a price equal to: (1) in the case of senior notes, 101% of their principal amount plus accrued and unpaid interest to the date of purchase or (2) in the case of senior discount notes, 101% of their Accreted Value (if the Offer to Purchase is made on or prior to June 1, 2004) or 101% of their principal amount plus accrued and unpaid interest to the date of purchase (if such Offer to Purchase is consummated thereafter). The above limitations are "restrictive covenants" that are promises that we make to you about how we will run our business, or business actions that we promise not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.

    LIMITATION ON CONSOLIDATED INDEBTEDNESS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, Incur any Debt unless either:

        (1)  the ratio of:

           (a) the aggregate consolidated principal amount of Debt of NEXTLINK outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to

           (b) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if

                (x) any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

                (y) the net income (or loss) for such period of any Person or related to any assets disposed of by NEXTLINK or a Restricted Subsidiary prior to the end of such period had been excluded from Consolidated Net Income; and

                (z) the net income (or loss) for such period of any Person or related to any assets acquired by NEXTLINK or any Restricted Subsidiary prior to the end of such period had been included in Consolidated Net Income;

       would be less than 5.5 to 1 for such four quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter;

    or

        (2) NEXTLINK's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt, any issuance of capital stock (other than Disqualified Stock) since such balance sheet date, any increase in paid-in-capital (other than in respect of Disqualified Stock) since such balance sheet date and the Incurrence of any other Debt since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

    Notwithstanding the foregoing limitation, NEXTLINK and any Restricted Subsidiary may Incur the following:

        (1) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed the greater of:

           (a)  $250 million and

           (b) 85% of the Eligible Receivables, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of NEXTLINK and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of NEXTLINK and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding;

        (2) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;

        (3) Debt owed by NEXTLINK to any Restricted Subsidiary of NEXTLINK or Debt owed by a Restricted Subsidiary to NEXTLINK or a Restricted Subsidiary of NEXTLINK; provided, however, that upon either

           (a) the transfer or other disposition by such Restricted Subsidiary or NEXTLINK of any Debt so permitted to a Person other than NEXTLINK or another Restricted Subsidiary of NEXTLINK; or

           (b) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary, as a result of which the obligor of such Debt ceases to be a Restricted Subsidiary, the provisions of this clause (3) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

        (4) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt outstanding at the date of the indentures or incurred pursuant to the preceding paragraph or clause (2) of this paragraph or the senior or senior discount notes in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by NEXTLINK as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of NEXTLINK incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the senior or senior discount notes or Debt which is PARI PASSU to the senior or senior discount notes or debt which is subordinate in right of payment to the senior or senior discount notes shall only be permitted if:

           (a) in the case of any refinancing of the senior or senior discount notes or Debt which is PARI PASSU to the senior or senior discount notes, the refinancing Debt is made PARI PASSU to the senior or senior discount notes or subordinated to the senior or senior discount notes, and, in the case of any refinancing of Debt which is subordinated to the senior or senior discount notes, the refinancing Debt constitutes Subordinated Debt; and

           (b) in either case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,

                (x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by NEXTLINK (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced; and

                (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by NEXTLINK) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by NEXTLINK) which is conditioned upon a change substantially similar to those described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "--Limitation on Asset Dispositions";

        (5) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

        (6)  Debt outstanding under the senior or senior discount notes;

        (7)  Subordinated Debt invested by:

           (a) a group of employees of NEXTLINK, which includes the Chief Executive Officer of NEXTLINK, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of NEXTLINK's Capital Stock or

           (b)  any other Person that controls NEXTLINK:

                (x)  on the Issue Date or

                (y) after a Change of Control, provided that NEXTLINK is not in default with respect to its obligations described under "--Change of Control" below;

        (8) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of NEXTLINK or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

        (9) Debt not otherwise permitted to be Incurred pursuant to clauses (1) through (8) above, which, together with any other outstanding Debt Incurred pursuant to this clause (9), has an aggregate principal amount or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence not in excess of $10 million at any time outstanding.

    For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, if an item of Debt meets the criteria of more than one of the types of Debt NEXTLINK is permitted to incur pursuant to the foregoing clauses
(1) through (9) or the first unnumbered paragraph of this "Limitation on Consolidated Indebtedness," NEXTLINK shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause or paragraph permitting the Debt as so classified. The determination of any particular amount of Debt under such covenant shall be made without duplication for Guarantees or Liens supporting Debt otherwise included in the determination of a particular amount. (Section 1007)

    LIMITATION ON DEBT AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    NEXTLINK may not permit any Restricted Subsidiary (other than a Restricted Subsidiary that has fully and unconditionally Guaranteed the notes on an unsubordinated basis) to Incur or suffer to exist any Debt or issue any Preferred Stock except:

        (1) Debt or Preferred Stock outstanding on the date of the Indenture after giving effect to the application of the proceeds of the senior or senior discount notes;

        (2) Debt Incurred or Preferred Stock issued to and held by NEXTLINK or a Restricted Subsidiary of NEXTLINK (provided that such Debt or Preferred Stock is at all times held by NEXTLINK or a Restricted Subsidiary of NEXTLINK);

        (3) Debt Incurred or Preferred Stock issued by a Person prior to the time:

           (a)  such Person became a Restricted Subsidiary of NEXTLINK,

           (b) such Person merges into or consolidates with a Restricted Subsidiary of NEXTLINK or

           (c) another Restricted Subsidiary of NEXTLINK merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary of NEXTLINK), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;

        (4) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

        (5)  Debt or Preferred Stock of a Joint Venture;

        (6) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (1) of the "--Limitation on Consolidated Indebtedness";

        (7) Debt consisting of Guarantees of the senior or senior discount notes;

        (8) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, refund or redeem, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (1), (3) and (9) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference, in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by NEXTLINK as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of NEXTLINK and the Restricted Subsidiary incurred in connection therewith and provided the Debt or Preferred Stock incurred or issued upon such refinancing by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued,

           (a) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock by NEXTLINK or any Restricted Subsidiary of NEXTLINK (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and

           (b) does not permit redemption or other retirement (including pursuant to an offer to purchase made by NEXTLINK or a Restricted Subsidiary) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by NEXTLINK or a Restricted Subsidiary) which is conditioned upon the change of control of NEXTLINK pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "--Limitation on Asset Dispositions", and provided, further, that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Restricted Subsidiary;

        (9) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;

        (10) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of NEXTLINK or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

        (11)  Debt not otherwise permitted to be incurred pursuant to clauses
    (1) through (10) above, which, together with any other outstanding Debt incurred pursuant to this clause (11), has an aggregate principal amount (or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence) not in excess of $10 million at any time outstanding. (Section 1008)

    For purposes of determining compliance with this "Limitation on Debt and Preferred Stock of Restricted Subsidiaries" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt a Restricted Subsidiary is permitted to incur pursuant to the foregoing clauses (1) through
(9), NEXTLINK shall have the right, in its sole discretion, to classify such item of Debt and shall be only required to include the amount and type of such Debt under the clause permitting the Debt as so classified. The determination of any particular amount of Debt under such covenant shall be made without duplication for Guarantees or Liens supporting Debt or otherwise included in the determination of a particular amount. (Section 1008)

    LIMITATION ON RESTRICTED PAYMENTS

    NEXTLINK may not:

        (1) directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock);

        (2) permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value:

           (a)  any Capital Stock of NEXTLINK or any Related Person of NEXTLINK;
       or

           (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of NEXTLINK or any Related Person of NEXTLINK or any securities convertible or exchangeable into shares of Capital Stock of NEXTLINK or any Related Person of NEXTLINK;

        (3) make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than NEXTLINK or a Restricted Subsidiary of NEXTLINK, except for Permitted Investments; and

        (4) and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of NEXTLINK which is subordinate in right of payment to the Notes (each of clauses (1) through (4) being a "Restricted Payment")

           if:

           (a) a Default or an Event of Default shall have occurred and is continuing; or

           (b) upon giving effect to such Restricted Payment, NEXTLINK could not Incur at least $1.00 of additional Debt pursuant to the terms of the indentures described in the first paragraph of "--Limitation on Consolidated Indebtedness" above; or

           (c) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from April 25, 1996 exceeds the sum of:

                (A) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to April 25, 1996 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus

                (B)  $5 million; plus

                (C) 100% of the net reduction in Investments in any Unrestricted Subsidiary since the end of the last full fiscal quarter prior to April 25, 1996 resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to NEXTLINK or any Restricted Subsidiary of NEXTLINK from such Unrestricted Subsidiary (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries; PROVIDED that the amount included in this clause (C) shall not exceed the amount of Investments previously made by NEXTLINK and its Restricted Subsidiaries in such Unrestricted Subsidiary;

    PROVIDED, FURTHER, that NEXTLINK or a Restricted Subsidiary of NEXTLINK may make any Restricted Payment with the aggregate net proceeds received after April 25, 1996, including the fair value of property other than cash (determined in good faith by the Board of Directors of NEXTLINK, as conclusively evidenced by a Board Resolution filed with the trustee), as capital contributions to NEXTLINK or from the issuance (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of NEXTLINK and warrants, rights or options on Capital Stock (other than Disqualified Stock) of NEXTLINK and the principal amount of Debt of NEXTLINK that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of NEXTLINK after April 25, 1996.

    Notwithstanding the foregoing:

           (1) NEXTLINK may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, NEXTLINK could have paid such dividend in accordance with the foregoing provisions;

           (2) NEXTLINK may repurchase any shares of its Common Equity or options to acquire its Common Equity from Persons who were formerly officers or employees of NEXTLINK, PROVIDED that the aggregate amount of all such repurchases made pursuant to this clause (2) shall not exceed $2 million, plus the aggregate cash proceeds received by NEXTLINK since April 25, 1996 from issuances of its Common Equity or options to acquire its Common Equity to members, officers, managers, directors and employees of NEXTLINK or any of its Subsidiaries;

           (3) NEXTLINK and its Restricted Subsidiaries may refinance any Debt otherwise permitted by clause (4) of the second paragraph under "--Limitation on Consolidated Indebtedness" above; and

           (4) NEXTLINK and its Restricted Subsidiaries may retire or repurchase any Capital Stock or Subordinated Debt of NEXTLINK in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of NEXTLINK) of, Capital Stock (other than Disqualified Stock) of NEXTLINK. If NEXTLINK makes a Restricted Payment which, at the time it is made, would in good faith determination of NEXTLINK be permitted under the indentures, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments in good faith to NEXTLINK financial statements affecting Consolidated Net Income for any period.

    In determining the aggregate amount expended or available for Restricted Payments in accordance with clause (c) of the first paragraph above,

        (1) no amounts expended under clauses (3) or (4) of the immediately preceding paragraph shall be included,

        (2) 100% of the amounts expended under clauses (1) and (2) of the immediately preceding paragraph shall be included, and

        (3) no amount shall be credited in respect of issuances of Capital Stock in transactions under clause (4) of the immediately preceding paragraph. (Section 1009)

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of NEXTLINK:

        (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by NEXTLINK or any other Restricted Subsidiary or pay any Debt or other obligation owed to NEXTLINK or any other Restricted Subsidiary;

        (2) to make loans or advances to NEXTLINK or any other Restricted Subsidiary; or

        (3) to transfer any of its property or assets to NEXTLINK or any other Restricted Subsidiary.

    Notwithstanding the foregoing, NEXTLINK may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

           (a)  pursuant to any agreement in effect on the Issue Date;

           (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries;

           (c) pursuant to any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (1) or (2) of "Limitation on Consolidated Indebtedness" or clause (6) or (9) of "Limitation on Debt and Preferred Stock of Restricted Subsidiaries", PROVIDED that such restriction is consistent with, and not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of NEXTLINK), taken as a whole, than, comparable provisions included in similar agreements or facilities extended to comparable credits engaged in the Telecommunications Business and provided further that, in the case of any such Bank Credit Agreement or Vendor Financing Facility entered into by a Restricted Subsidiary under clause (2) of "Limitation on Consolidated Indebtedness" or clause (9) of "Limitation on Debt and Preferred Stock of Restricted Subsidiaries", such encumbrances or restricitons do not prohibit dividends, distributions, loans or advances by such Restricted Subsidiary to the Company or another Restricted Subsidiary to the extent that the failure to make such distribution, loan or advance would result in the Company defaulting in the payment of principal or interest on its Debt;

           (d) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause
       (a) or (b) above or (e) below, PROVIDED, HOWEVER, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of NEXTLINK), taken as a whole, than the provisions contained in the agreement the subject thereof;

           (e) in the case of clause (3) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of NEXTLINK or a Restricted Subsidiary otherwise permitted under the indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement;

           (f) in the case of clause (3) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements;

           (g) any restriction with respect to a Restricted Subsidiary of NEXTLINK imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, PROVIDED that consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

           (h)  pursuant to applicable law or regulations;

           (i) pursuant to the indentures and the senior and senior discount notes; or

           (j) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property. (Section 1010)

    LIMITATION ON LIENS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the senior and senior discount notes:

        (1) equally and ratably with (or prior to) such Debt as to such property for so long as such Debt will be so secured or

        (2) in the event such Debt is Debt of NEXTLINK which is subordinate in right of payment to the senior and senior discount notes, prior to such Debt as to such property for so long as such Debt will be so secured.

    The foregoing restrictions shall not apply to:

        (1) Liens existing on the Issue Date and securing Debt outstanding on the Issue Date or securing the senior or senior discount notes or Liens securing Debt incurred pursuant to any Bank Credit Agreement or Vendor Financing Facility (whether or not such Bank Credit Agreement or Vendor Financing Facility was outstanding on the Issue Date);

        (2) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under the Bank Credit Agreement and the Vendor Financing Facility (or under refinancings or amendments of such agreements), does not exceed 1.5 times NEXTLINK's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

        (3) Liens in favor of NEXTLINK or any Wholly Owned Restricted Subsidiary of NEXTLINK;

        (4) Liens on real or personal property of NEXTLINK or a Restricted Subsidiary of NEXTLINK acquired, constructed or constituting improvements made after the Issue Date to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the indenture, provided, however, that:

           (a) the net proceeds of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Lien;

           (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property; and

           (c) such Lien does not extend to or cover any property other than the property (or identifiable portions thereof) acquired, constructed or constituting improvements made with the proceeds of such Purchase Money Debt (it being understood and agreed that all Debt owed to any single lender or group of lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

        (5)  Liens to secure Acquired Debt, provided, however, that:

           (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and

           (b)  such Lien does not extend to or cover any other asset;

        (6) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses
    (1), (2), (4) and (5) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (4) of "--Limitation on Consolidated Indebtedness";

        (7) Liens securing Debt not otherwise permitted by the foregoing clauses (1) through (4) in an amount not to exceed 5% of NEXTLINK's Consolidated Tangible Assets determined as of the most recent available quarterly or annual balance sheet; and

        (8)  Permitted Liens. (Section 1011)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

        (1) NEXTLINK or such Restricted Subsidiary would be entitled to incur a Lien to secure Debt by reason of the provisions described under "--Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the senior and senior discount notes; or

        (2) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described under "--Limitation on Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction in the same manner as consideration received in respect of an Asset Disposition for purposes of such covenant. (Section 1012)

    LIMITATION ON ASSET DISPOSITIONS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions occurring within any 12 month period unless:

        (1) NEXTLINK or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors of NEXTLINK in good faith and evidenced by a Board Resolution filed with the Trustee, which determination shall be conclusive;

        (2)  at least 75% of the consideration for such disposition consists of:

           (a) cash or readily marketable cash equivalents or the assumption of Debt or other obligations of NEXTLINK (other than Debt that is subordinated to the senior and senior discount notes) or of the Restricted Subsidiary and release from all liability on the Debt or other obligations assumed;

           (b)  Telecommunications Assets; or

           (c) shares of publicly traded Voting Stock of any Person engaged in the Telecommunications Business in the United States; and

        (3) all Net Available Proceeds, less any amounts invested in Telecommunications Assets (within 180 days prior to and 360 days following such disposition), are applied within 360 days of such disposition:

           (a) first, to the permanent repayment or reduction of Debt then outstanding under any Bank Credit Agreement or Vendor Financing Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (b) following,

           (b) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding senior notes at 100% of their principal amount, plus accrued interest to the date of purchase, and outstanding senior discount notes at 100% of their Accreted Value (if such Offer to Purchase is made on or before June 1, 2004) or 100% of their principal amount plus accrued interest to the date of purchase (if such offer to Purchase is made thereafter) and, to the extent required by the terms thereof, any other Debt of NEXTLINK that is PARI PASSU with the notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase (or 100% of the Accreted Value thereof in the case of Debt issued at an original issue discount) and

           (c) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of NEXTLINK or Debt of a Restricted Subsidiary of NEXTLINK, to the extent permitted under the terms thereof. To the extent any Net Available Proceeds remain after such uses, NEXTLINK and its Restricted Subsidiaries may use such amounts for any purposes not prohibited by the indenture. (Section 1013)

    Notwithstanding the foregoing, these provisions shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of NEXTLINK's properties or assets as described under "--Mergers, Consolidations and Certain Sales of Assets."

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of NEXTLINK or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of NEXTLINK to any person other than NEXTLINK or a Wholly Owned Restricted Subsidiary of NEXTLINK except:

        (1) in a transaction that complies with the provisions described under "--Limitation on Asset Dispositions" above;

        (2) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

        (3) in a transaction in which, or in connection with which, NEXTLINK or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction;

        (4) constituting the issuance of Preferred Stock permitted by the provisions described under "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; and

        (5) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded. (Section
    1014)

    TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of NEXTLINK (other than NEXTLINK or a Wholly Owned Restricted Subsidiary of NEXTLINK), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors of NEXTLINK, either directly or indirectly, unless such transaction is on terms no less favorable to NEXTLINK or such Restricted Subsidiary than those that could reasonably be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of NEXTLINK or such Restricted Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $15 million, the Chief Executive Officer of NEXTLINK shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the trustee. For any transaction that involves in excess of $15 million, NEXTLINK shall also either (1) obtain the approval of the transaction from the Board of Directors including a majority of the disinterested members of

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the Board of Directors or (2) obtain an opinion from a nationally recognized investment bank or other expert with experience in appraising the terms and conditions, taken as a whole, of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms and conditions, taken as a whole, no less favorable to NEXTLINK or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or Related Person of NEXTLINK, which opinion shall be filed with the Trustee. This covenant shall not apply to Investments by an Affiliate or a Related Person of NEXTLINK in the Capital Stock (other than Disqualified Stock) of NEXTLINK or any Restricted Subsidiary of NEXTLINK. (Section 1015)

    CHANGE OF CONTROL

    Within 30 days of the occurrence of a Change of Control, NEXTLINK will be required to make an Offer to Purchase all outstanding senior notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase, or, in the case of senior discount notes, 101% of their Accreted Value (if the Offer to Purchase is made on or before June 1, 2004), or 101% of their principal amount plus accrued and unpaid interest to the date of purchase (if the Offer to Purchase the senior discount notes is consummated after June 1, 2004).

    A "Change of Control" will be deemed to have occurred at such time as either:

        (1) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of NEXTLINK), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of NEXTLINK; or

        (2) neither Mr. Craig O. McCaw nor any person designated by him to NEXTLINK as acting on his behalf shall be a director of NEXTLINK; or

        (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of NEXTLINK (together with any new directors whose election by the Board of Directors of NEXTLINK or whose nomination for election by the shareholders was proposed by a vote of a majority of the directors of NEXTLINK then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of NEXTLINK then in office. (Section 1016)

    Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the senior and senior discount notes to require that NEXTLINK repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

    Restrictions in the indentures described herein on the ability of NEXTLINK and its Restricted Subsidiaries to incur additional Debt, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or

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discourage a takeover of NEXTLINK, whether favored or opposed by the management of NEXTLINK. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the senior and senior discount notes, and there can be no assurance that NEXTLINK or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of NEXTLINK or any of its Subsidiaries by the management of NEXTLINK or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indentures may not afford the holders of senior and senior discount notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    In the event of a Change of Control, the indentures relating to the 9.45% Notes, the 9% Notes, the 9 5/8% Notes, the 12 1/2% Notes and the 10 3/4% Notes would require NEXTLINK to make an offer to purchase those securities. NEXTLINK does not currently have adequate financial resources to effect such repurchases and repurchase the senior and senior discount notes upon a Change of Control and there can be no assurance that NEXTLINK will have such resources in the future. The inability of NEXTLINK to repurchase the senior and senior discount notes upon a Change of Control would constitute an Event of Default.

    In addition, there may be restrictions contained in instruments evidencing Debt incurred by NEXTLINK or its Restricted Subsidiaries permitted under the indentures which restrict or prohibit the ability of NEXTLINK to effect any repurchase required under the indentures in connection with a Change of Control.

    In the event that NEXTLINK makes an Offer to Purchase the senior and senior discount notes, NEXTLINK intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

    PROVISION OF FINANCIAL INFORMATION

    NEXTLINK has agreed that, for so long as any senior or senior discount notes remain outstanding, it will file with the trustee within 15 days after it files them with the SEC, copies of the annual and quarterly reports and the information, documents, and other reports that NEXTLINK is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event NEXTLINK shall cease to be required to file SEC Reports pursuant to the Exchange Act, NEXTLINK will nevertheless continue to file such reports with the SEC (unless the SEC will not accept such a filing) and the trustee. NEXTLINK will furnish copies of the SEC Reports to the holders of senior or senior discount notes at the time NEXTLINK is required to file the same with the trustee and will make such information available to investors who request it in writing. (Section 1017)

    LIMITATION ON USE OF PROCEEDS

    NEXTLINK will apply the net proceeds from the sale of the senior and senior discount notes toward the construction, improvement and acquisition by NEXTLINK, or one or more Restricted Subsidiaries of NEXTLINK or Joint Ventures, of Telecommunications Assets of NEXTLINK, such Restricted Subsidiaries or Joint Ventures (or will advance such net proceeds to such Restricted Subsidiaries of NEXTLINK or Joint Ventures for such purpose);

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
provided, however, pending such application, the net proceeds of the sale of the senior or senior discount notes may be invested in Marketable Securities. (Section 1020)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

    NEXTLINK may not, in a single transaction or a series of related transactions:

        (1) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into NEXTLINK (other than a consolidation or merger of a Wholly Owned Restricted Subsidiary organized under the laws of a State of the United States into NEXTLINK), or

        (2) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for NEXTLINK and its Restricted Subsidiaries taken as a whole and provided that the creation of a Lien on or in any of its assets shall not in and of itself constitute the transfer, sale, lease or disposition of the assets subject to the Lien), unless:

           (a) in a transaction in which NEXTLINK does not survive or in which NEXTLINK sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to NEXTLINK shall be a corporation organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of NEXTLINK's obligations under the indentures;

           (b) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the last full fiscal quarter immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation and treating any Debt which becomes an obligation of NEXTLINK or a Subsidiary as a result of such transaction as having been incurred by NEXTLINK or such Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

           (c) immediately after giving effect to such transaction, the Consolidated Net Worth of NEXTLINK (or other successor entity to NEXTLINK) is equal to or greater than that of NEXTLINK immediately prior to the transaction;

           (d) if, as a result of any such transaction, property or assets of NEXTLINK would become subject to a Lien prohibited by the provisions of the indentures described under "Covenants--Limitation on Liens" above, NEXTLINK or the successor entity to NEXTLINK shall have secured the notes as required by said covenant; and

           (e)  certain other conditions are met. (Section 801)

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
    In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraph in which NEXTLINK is not the surviving Person and the surviving Person assumes all the obligations of NEXTLINK under the senior and senior discount notes and each of the indentures pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, NEXTLINK, and NEXTLINK will be discharged from its obligations under the indentures and the senior and senior discount notes; provided that solely for the purpose of calculating amounts described in clause (c) under "Covenants--Limitations on Restricted Payments", any such surviving Person shall only be deemed to have succeeded to and be substituted for NEXTLINK with respect to the period subsequent to the effective time of such transaction, and NEXTLINK (before giving effect to such transaction) shall be deemed to be the "Indenture obligor" for such purposes for all prior periods. (Section 801)

    The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of NEXTLINK, and therefore it may be unclear whether the foregoing provisions are applicable.

CERTAIN DEFINITIONS

    Set forth below is a summary of some of the definitions used in the indentures. Reference is made to the indentures for the definition of all such terms, as well as any other term used herein for which no definition is provided. (Section 101)

    "Acquired Debt" means, with respect to any specified Person,

        (1) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person; and

        (2) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

    "Accreted Value" means, as of any date prior to June 1, 2004, an amount per $1,000 principal amount at stated maturity of that is equal to the sum of:

        (1) the offering price ($551.85 per $1,000 principal amount at stated maturity of such senior discount notes) of the senior discount notes and

        (2) the portion of the excess of the principal amount of such senior discount note over the offering price which shall have been amortized on a daily basis and compounded semi-annually on each June 1 and December 1 at the rate of 12 1/4% per annum from the Issue Date computed on the basis of a 360 day year of twelve 30 day months, and as of any date on or after June 1, 2004, the principal amount of each senior discount note.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" by NEXTLINK or any Restricted Subsidiary means any transfer, conveyance, sale, lease or other disposition (other than a creation of a Lien) by such Person (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of NEXTLINK, but excluding a disposition by a Restricted Subsidiary of NEXTLINK to NEXTLINK or a Restricted Subsidiary of NEXTLINK or by NEXTLINK to a Restricted Subsidiary of NEXTLINK) of:

        (1) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of NEXTLINK, (including the issuance of Capital Stock by a Restricted Subsidiary) other than as permitted by the provisions of the Indenture described above under the Caption "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" or pursuant to a transaction in compliance with the covenant described under "Mergers, Consolidations and Certain Sales of Assets" above;

        (2) substantially all of the assets of NEXTLINK or any of, its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment); or

        (3) other assets or rights of NEXTLINK or any of its Restricted Subsidiaries other than:

           (a)  in the ordinary course of business or

           (b) that constitutes a Restricted Payment which is permitted under the covenant "--Limitation on Restricted Payments" above; provided that a transaction described in clauses (1), (2) and (3) shall constitute an Asset Disposition only if the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12 month period.

    "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

    "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between NEXTLINK or any Restricted Subsidiary of NEXTLINK and one or more banks or other financial institutions providing financing for the business of NEXTLINK and its Restricted Subsidiaries.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

    "Common Equity" of any Person means Capital Stock of such Person that is not Disqualified Stock, and a "sale of Common Equity" includes any sale of Common Equity effected by private sale or public offering.

    "Consolidated Capital Ratio" of any Person as of any date means the ratio of:

        (1) the aggregate consolidated principal amount of Debt (or in the case of Debt issued at a discount the accreted amount thereof) of such Person then outstanding (which amount of Debt shall be reduced by any amount of cash or cash equivalent collateral securing on a perfected basis and dedicated for disbursement exclusively to the payment of principal of and interest on such Debt) to

        (2) the aggregate consolidated Capital Stock (other than Disqualified Stock) and paid in capital (other than in respect of Disqualified Stock) of such Person as of such date.

    "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of NEXTLINK and its Restricted Subsidiaries for such period increased by the sum of:

        (1) Consolidated Interest Expense of NEXTLINK and its Restricted Subsidiaries for such period, plus

        (2) Consolidated Income Tax Expense of NEXTLINK and its Restricted Subsidiaries for such period, plus

        (3) the consolidated depreciation and amortization expense included in the income statement of NEXTLINK and its Restricted Subsidiaries for such period plus

        (4) any noncash expense for such period (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements in any future period), plus

        (5) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; PROVIDED, HOWEVER, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if

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
    positive) of any Restricted Subsidiary of NEXTLINK (calculated separately for such Restricted Subsidiary in the same manner as provided above for NEXTLINK) that is subject to a restriction which prevents the payment of dividends or the making of distributions to NEXTLINK or another Restricted Subsidiary of NEXTLINK to the extent of such restriction.

    "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of NEXTLINK and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of NEXTLINK and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

        (1)  the amortization of Debt discounts;

        (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

        (3) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

        (4) Preferred Dividends of NEXTLINK and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;

        (5) accrued Disqualified Stock dividends of NEXTLINK and its Restricted Subsidiaries, whether or not declared or paid;

        (6) interest on Debt guaranteed by NEXTLINK and its Restricted Subsidiaries; and

        (7) the portion of any Capital Lease Obligation paid or accrued during such period that is allocable to interest expense.

    "Consolidated Net Income" for any period means the consolidated net income (or loss) of NEXTLINK and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom:

        (1) the net income (or loss) of any Person acquired by NEXTLINK or a Restricted Subsidiary of NEXTLINK in a pooling of interests transaction for any period prior to the date of such transaction;

        (2) the net income (or loss) of any Person that is not a Restricted Subsidiary of NEXTLINK except to the extent of the amount of dividends or other distributions actually paid to NEXTLINK or a Restricted Subsidiary of NEXTLINK by such Person during such period;

        (3) gains or losses on Asset Dispositions by NEXTLINK or its Restricted Subsidiaries;

        (4)  all extraordinary gains and extraordinary losses;

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        (5)  the cumulative effect of changes in accounting principles;

        (6) noncash gains or losses resulting from fluctuations in currency exchange rates;

        (7) any noncash gain or loss realized on the termination of any employee pension benefit plan; and

        (8)  the tax effect of any of the items described in clauses (1) through
    (8) above, provided, further, that for purposes of any determination pursuant to the provisions described under "Covenants--Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of NEXTLINK that is subject to a restriction which prevents the payment of dividends or the making of distributions to NEXTLINK or another Restricted Subsidiary of NEXTLINK to the extent of such restriction.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; PROVIDED that, with respect to NEXTLINK, adjustments following the date of the indentures to the accounting books and records of NEXTLINK in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of NEXTLINK by another Person shall not be given effect to.

    "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet; provided that, with respect to NEXTLINK, adjustments following the date of the indentures to the accounting books and records of NEXTLINK in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of NEXTLINK by another Person shall not be given effect to.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

        (1)  every obligation of such Person for money borrowed;

        (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses;

        (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

        (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

        (5)  every Capital Lease Obligation of such Person;

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
        (6) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;

        (7)  all obligations to redeem Disqualified Stock issued by such Person;

        (8) every obligation under Interest Rate and Currency Protection Agreements of such Person; and

        (9) every obligation of the type referred to in clauses (1) through (8) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed.

    The "amount" or "principal amount" of Debt at any time of determination as used herein represented by:

        (1) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles;

        (2) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than NEXTLINK or a Wholly Owned Restricted Subsidiary of NEXTLINK) thereof, excluding amounts representative of yield or interest earned on such investment;

        (3) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof;

        (4) any Capital Lease Obligation, shall be determined in accordance with the definition thereof; or

        (5) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes.

    "Default" means an event that with the passing of time or the giving of notice or both shall constitute an Event of Default.

    "Disqualified Stock" of any Person means any Capital Stock of such Person (other than Capital Stock outstanding on the Issue Date) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Securities (or, if earlier, the date as of which the Securities have been paid in full); PROVIDED, HOWEVER, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require NEXTLINK to repurchase or redeem such Preferred Stock upon the occurrence of an asset sale or a Change of Control occurring prior to the final Stated Maturity of the senior or senior discount notes shall not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the senior or senior discount notes contained in the covenant described under "Covenants--Limitation on Asset Dispositions" or "Covenants--Change of Control" and such Preferred Stock specifically provides that NEXTLINK will not repurchase or redeem any such stock pursuant to such provisions prior

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to NEXTLINK's repurchase of such notes as are required to be repurchased pursuant to the covenant described under "Covenants--Limitation on Asset Dispositions" or "Covenants-- Change of Control".

    "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A 3" or higher, "A" or higher or "A" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

    "Eligible Receivables" means, at any time, Receivables of NEXTLINK and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of NEXTLINK as at a date at least 45 days prior to such time arising in the ordinary course of business of NEXTLINK or any Restricted Subsidiary of NEXTLINK.

    "Event of Default" has the meaning set forth under "Events of Default" below.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

        (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt;

        (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt; or

        (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing):

PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and provided further, that the incurrence by a Restricted Subsidiary of NEXTLINK of a lien permitted under clause (4) of the second paragraph of the "Limitation on Liens" covenant shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of NEXTLINK secured thereby.

    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become

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liable in respect of such Debt or other obligation including by acquisition of
Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; provided, further, however, that NEXTLINK may elect to treat all or any portion of revolving credit debt of NEXTLINK or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to NEXTLINK or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by NEXTLINK or a Subsidiary under such commitment up to the amount of such commitment designated by NEXTLINK as Incurred shall not be deemed to be new lncurrences of Debt by NEXTLINK or such Subsidiary.

    "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

    "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of NEXTLINK or any of its Restricted Subsidiaries in the ordinary course of business, accounts receivables and other commercially reasonable extensions of trade credit.

    "Issue Date" means June 1, 1999.

    "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses as to which NEXTLINK (directly or through one or more Restricted Subsidiaries) exercises managerial control and in which NEXTLINK owns

        (1)  a 50% or greater interest; or

        (2) a 30% or greater interest, together with options or other contractual rights, exercisable not more than seven years after NEXTLINK's initial Investment in such Joint Venture, to increase its interest to not less than 50%.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Marketable Securities" means:

        (1)  Government Securities;

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        (2)  any time or demand deposit account, money market deposit and certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

        (3) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of NEXTLINK) with a rating, at the time as of which any investment therein is made, of "P1" or higher according to Moody's Investors Service, Inc., "A1" or higher according to Standard & Poor's Ratings Group or "A1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

        (4) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;

        (5) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution;

        (6) auction rate preferred stocks of any corporation maturing within 90 days after the date of acquisition by NEXTLINK thereof, having a rating of at least AA by Standard & Poor's; and

        (7) any fund investing exclusively in investments of the types described in clauses (1) through (6) above.

    "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

        (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to NEXTLINK or another Subsidiary of NEXTLINK) required to be accrued as a liability as a consequence of such Asset Disposition;

        (2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

        (3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition;

        (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations

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    and severance and other employee termination costs associated with such
    Asset Disposition, in each case as determined by the Board of Directors of NEXTLINK, in its reasonable good faith judgment evidenced by a Board Resolution filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the indentures and the senior and senior discount as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; and

        (5) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause shall become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

    "Offer to Purchase" means a written offer (the "Offer") sent by NEXTLINK by first class mail, postage prepaid, to each holder at his address appearing in the note register on the date of the Offer describing the transaction or transactions necessitating the Offer and offering to purchase up to the principal amount of the notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Expiration Date. The Offer shall contain all instructions and materials necessary to enable the holders to tender the senior or senior discount notes pursuant to the Offer to Purchase.

    "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

    "Permitted Investment" means:

        (1) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all outstanding Investments pursuant to this clause (1) in Joint Ventures in which NEXTLINK owns, directly or indirectly, a less than 50% interest shall not exceed $25 million;

        (2) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary or, subject to the proviso to clause (1) of this definition, becomes a Joint Venture of NEXTLINK;

        (3)  any Investment in Marketable Securities;

        (4) Investments in Permitted Interest Rate or Currency Protection Agreements;

        (5) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Covenants--Limitation on Asset Dispositions" above; and

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
        (6) other Investments in an aggregate amount not to exceed the aggregate net proceeds received by NEXTLINK or any Restricted Subsidiary after the date of the Indenture from the sale or liquidation of any Unrestricted Subsidiary or any interest therein (except to the extent that any such amount is included in the calculation of Consolidated Net Income).

    "Permitted Liens" means:

        (1) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

        (2) other Liens incidental to the conduct of NEXTLINK's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of NEXTLINK's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business;

        (3) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to NEXTLINK to secure Debt owing to NEXTLINK;

        (4) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations (including to secure government contracts);

        (5) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

        (6) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of NEXTLINK or its Restricted Subsidiaries;

        (7) Liens arising out of judgments or awards against NEXTLINK or any Restricted Subsidiary with respect to which NEXTLINK or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and NEXTLINK or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles;

        (8) any interest or title of a lessor in the property subject to any lease other than a Capital Lease; and

        (9) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by generally accepted accounting principles).

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

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    "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to NEXTLINK (expressed as a decimal).

    "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Purchase Money Debt" means

        (1) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and

        (2) Debt of NEXTLINK or of any Restricted Subsidiary of NEXTLINK (including, without limitation, Debt represented by Bank Credit Agreements, Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by NEXTLINK or any Restricted Subsidiary of NEXTLINK or any Joint Venture of any Telecommunications Assets of NEXTLINK, any Restricted Subsidiary of NEXTLINK or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

    "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

    "Related Person" of any Person means any other Person directly or indirectly owning

        (1) 10% or more of the Outstanding Common Equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or

        (2) 10% or more of the combined voting power of the Voting Stock of such Person.

    "Restricted Subsidiary" of NEXTLINK means any Subsidiary, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

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    "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

    "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 102(w) of Regulation S-X under the Securities Act and the Exchange Act.

    "Subordinated Debt" means Debt of NEXTLINK as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the notes to at least the following extent:

        (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the senior and senior discount notes exists;

        (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the notes, upon notice by 25% or more in principal amount of the notes to the trustee, the trustee shall have the right to give notice to NEXTLINK and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice or for the period until such default has been cured or waived or ceased to exist and any acceleration of the senior and senior discount notes has been rescinded or annulled, whichever period is shorter (which Debt may provide that no new period of payment blockage may be commenced by a payment blockage notice unless and until 360 days have elapsed since the effectiveness of the immediately prior notice, no nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to such holders (or such agents or trustees) shall be, or be made, the basis for a subsequent payment blockage notice and failure of NEXTLINK to make payment on such Debt when due or within any applicable grace period, whether or not on account of such payment blockage provisions, shall constitute an event of default thereunder); and

        (3) such Debt may not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by NEXTLINK (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but executing any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the senior or senior discount notes or permit redemption or other retirement (including pursuant to an offer to purchase made by NEXTLINK) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the senior or senior

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
    discount notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by NEXTLINK) which is conditioned upon a change of control of NEXTLINK pursuant to provisions substantially similar to those described under "Covenants--Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to NEXTLINK's repurchase of the senior or senior discount notes required to be repurchased by NEXTLINK pursuant to the provisions described under "Covenants-- Change of Control").

    "Subsidiary" of any Person means:

        (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

        (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

    "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

    "Telecommunications Business" means the business of:

        (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities,

        (2) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or

        (3) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (1) or (2) above and shall, in any event, include all businesses in which NEXTLINK or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of NEXTLINK, which determination shall be conclusive.

    "Unrestricted Subsidiary" means:

        (1) any Subsidiary of NEXTLINK designated as such by the Board of Directors of NEXTLINK as set forth below where:

           (a) neither NEXTLINK nor any of its other Subsidiaries (other than another Unrestricted Subsidiary)

            (x) provides credit support for, or Guarantee of, any Debt of such
                Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or

            (y) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and

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           (b)  no default with respect to any Debt of such Subsidiary or any
       Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of NEXTLINK and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and

        (2)  any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors of NEXTLINK may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of NEXTLINK which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either:

           (a) the Subsidiary to be so designated has total assets of $1,000 or less or

           (b) immediately after giving effect to such designation, NEXTLINK could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Covenants--Limitation on Consolidated Indebtedness" above and provided, further, that NEXTLINK could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "Covenants--Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors of NEXTLINK may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, PROVIDED that, if such Unrestricted Subsidiary has Debt outstanding at such time, either:

            (x) immediately after giving effect to such designation, NEXTLINK could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Covenants--Limitation on Consolidated Indebtedness" above or

            (y) NEXTLINK or such Restricted Subsidiary could Incur such Debt hereunder (other than as Acquired Debt).

    "Vendor Financing Facility" means any agreements between NEXTLINK or a Restricted Subsidiary and one or more vendors or lessors of equipment or other capital assets to NEXTLINK or any of its Restricted Subsidiaries (or any affiliate of any such vendor or lessor) providing financing for the acquisition by NEXTLINK or any such Restricted Subsidiary of equipment or other capital assets from any such vendor or lessor.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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EVENTS OF DEFAULT

    The following are Events of Default under each of the indentures:

        (1) failure to pay principal of (or premium, if any, on) any note issued under that indenture when due;

        (2) failure to pay any interest on any note issued under that indenture when due, continued for 30 days;

        (3) default in the payment of principal and interest on notes issued under that indenture required to be purchased pursuant to an Offer to Purchase as described under "Covenants--Change of Control" when due and payable;

        (4) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets;"

        (5) failure to perform any other covenant or agreement of NEXTLINK under the applicable indenture or note continued for 60 days after written notice to NEXTLINK by the trustee or Holders of at least 25% in aggregate principal amount of outstanding series of notes in question;

        (6) default under the terms of any instrument evidencing or securing Debt of NEXTLINK or any Significant Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of such Debt or constitutes the failure to pay such Debt when due;

        (7) the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against NEXTLINK or any Significant Subsidiary in an aggregate amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal all such judgments has expired; and

        (8) certain events of bankruptcy, insolvency or reorganization affecting NEXTLINK or any Significant Subsidiary. (Section 501)

    Subject to the provisions of the indentures relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding senior or senior discount notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse, however, to follow any direction that the trustee, in its sole discretion, determines may be unduly prejudicial to the rights of another holder or that may subject the trustee to any liability or expense if the trustee determines, in its sole discretion, that it lacks indemnification against such loss or expense. (Section
512)

    If an Event of Default (other than an Event of Default described in Clause
(8) above with respect to NEXTLINK) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding series of notes in question may accelerate the maturity of all senior or senior discount notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the

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holders of a majority in aggregate principal amount at maturity of such notes outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in each of the indentures. If an Event of Default specified in clause (8) above occurs with respect to NEXTLINK, the outstanding notes of each series will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the trustee or any holder. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

    However, upon an acceleration of the senior discount notes or an Event of Default specified in clause (8) above, in each case prior to June 1, 2004, the holders of the senior discount notes will be entitled to receive only a default amount equal to the Accreted Value of the senior discount notes (plus any accrued and unpaid interest and premium, if any, not otherwise included in the Accreted Value to such date), which until June 1, 2004 will be less than the face amount of the senior discount notes.

    No holder of any senior or senior discount note will have any right to institute any proceeding with respect to the indentures or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the notes outstanding thereunder shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the notes outstanding thereunder a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a senior or senior discount note for enforcement of payment of the principal of and premium, if any, or interest on the senior or senior discount note on or after the respective due dates expressed in the senior or senior discount note. (Section 508)

    Each indenture provides that if a Default with respect to notes outstanding thereunder occurs and is continuing, generally the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default. The trustee may withhold from holders of the senior or senior discount notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; provided, however, that in the case of any default of a character specified in clause (e) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. (Section 602)

    NEXTLINK will be required to furnish to the trustee quarterly a statement as to the performance by NEXTLINK of certain of its obligations under the indentures and NEXTLINK is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default. (Section 1018)

SATISFACTION AND DISCHARGE OF THE INDENTURES

    Each of the indentures will cease to be of further effect as to all outstanding senior or senior discount notes except as to:

        (1)  NEXTLINK's right of optional redemption;

        (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen senior or senior discount notes;

        (3) rights of holders to receive payment of principal of and premium, if any, and interest on the senior and senior discount notes;

        (4) rights, obligations and immunities of the trustee under the indentures; and

        (5) rights of the holders of the senior and senior discount notes as beneficiaries of the indentures under which such notes are outstanding with respect to any property deposited with the trustee payable to all or any of them, if:

           (a) NEXTLINK shall have paid or caused to be paid the principal of and premium, if any, and interest on the senior or senior discount notes as and when the same will have become due and payable or

           (b) all outstanding senior or senior discount notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation. (Section 401)

DEFEASANCE

    The indentures provide that, at the option of NEXTLINK:

        (1) if applicable, NEXTLINK will be discharged from any and all obligations in respect of the notes outstanding thereunder or

        (2) if applicable, NEXTLINK may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the indentures and the notes outstanding thereunder, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding senior or senior discount notes on the Stated Maturity. With respect to clause (2), the obligations under the indentures other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things:

           (a) with respect to clause (1), NEXTLINK has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law after the Issue Date, which in the opinion of counsel provides that holders of the senior or senior discount notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), NEXTLINK has delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

           (b) no Default or Event of Default shall have occurred or be continuing;

           (c) NEXTLINK has delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

           (d) certain other customary conditions precedent are satisfied. (Section1201)

MODIFICATION AND WAIVER

    Modifications and amendments of either of the indentures may be made by NEXTLINK and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes outstanding thereunder; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

        (1) change the due date of the principal of, or any installment of interest on, any senior or senior discount note;

        (2) reduce the principal amount of, or the premium or interest on, any senior or senior discount note;

        (3) change the place or currency of payment of principal of, or premium or interest on, any senior or senior discount note;

        (4) impair the right to institute suit for the enforcement of any payment on or with respect to any senior or senior discount note;

        (5) reduce the above stated percentage of outstanding senior and senior discount notes necessary to modify or amend the indentures;

        (6) reduce the percentage of aggregate principal amount of outstanding senior or senior discount notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

        (7) modify any provisions of either of the indentures relating to the modification and amendment of the indentures or the waiver of past defaults or covenants, except as otherwise specified; or

        (8) following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the senior or senior discount notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the indentures in a manner materially adverse to the holders thereof. (Section
    902)

    Notwithstanding the foregoing, without the consent of any holder of senior or senior discount notes, NEXTLINK and the trustee may amend or supplement the indenture under which such notes are outstanding or the senior or senior discount notes:

    - to cure any ambiguity, defect or inconsistency,

    - to provide for uncertificated notes in addition to or in place of certificated notes,

    - to provide for the assumption of NEXTLINK's obligations to holders of senior or senior discount notes in the case of a merger or consolidation,

    - to make any change that would provide any additional rights or benefits to holders of senior or senior discount notes or that does not adversely affect the legal rights under the indentures of any such holder, or

    - to comply with requirements of the SEC in order to maintain the qualification of the indentures under the Trust Indenture Act. (Section
      901)

    The holders of a majority in aggregate principal amount of the outstanding senior or senior discount notes, on behalf of all holders of senior or senior discount notes, may waive compliance by NEXTLINK with certain restrictive provisions of the indentures. (Section 1019) Subject to certain rights of the trustee, as provided in the indentures, the holders of a majority in aggregate principal amount of the outstanding senior or senior discount notes, on behalf of all holders of senior or senior discount notes, may waive any past default under the indentures, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase. (Section 513)

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of NEXTLINK, as such, shall have any liability for any obligations of NEXTLINK under the senior or senior discount notes or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior or senior discount notes by accepting a senior or senior discount note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior or senior discount notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

GOVERNING LAW

    The indentures and the senior and senior discount notes will be governed by the laws of the State of New York.

THE TRUSTEE

    The indentures provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indentures. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section601)

    The indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of NEXTLINK, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with NEXTLINK or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the indentures or in the Trust Indenture
Act), it must eliminate such conflict or resign. (SectionSection 608, 613)

                         BOOK-ENTRY; DELIVERY AND FORM

    Each of the notes initially will be represented by one or more permanent global certificates in definitive, fully registered form. The global note for the senior notes and the senior discount notes will be deposited upon issuance with The Depository Trust Company, New York, New York and registered in the name of a nominee of the Depository Trust Company

    THE GLOBAL NOTES. We expect that pursuant to procedures established by The Depository Trust Company

        (1) upon the issuance of the global notes, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global notes to the respective accounts of persons who have accounts with such depository and

        (2) ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Ownership of beneficial interests in the global notes will be limited to persons who have accounts with The Depository Trust Company or persons who hold interests through participants.

    So long as The Depository Trust Company or its nominee is the registered owner or holder of the senior notes and the senior discount notes, The Depository Trust Company or its nominee will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the two indentures relating to each of the senior notes and the senior discount notes. No beneficial owner of an interest in either global note will be able to transfer that interest except in accordance with The Depository Trust Company's procedures.

    Payments of interest, principal and other amounts due on the global notes will be made to The Depository Trust Company or its nominee as the registered owner. None of NEXTLINK, the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We expect that The Depository Trust Company or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global notes as shown on the records of The Depository Trust Company. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in the names of nominees for those customers. Such payments will be the responsibility of the participants.

    Transfers between participants in The Depository Trust Company will be effected in the ordinary way through The Depository Trust Company's settlement system in accordance with The Depository Trust Company rules and will be settled in same day funds.

    The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of a participant to whose account The Depository Trust Company's interests in the global notes are credited and only as to such portion of the notes as to which the participant has given such direction. However, if there is an Event of Default under the indenture, The Depository Trust Company will exchange the global note, to which such Event of Default relates for certificated notes, which it will distribute to its participants.

    The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of The Depository Trust Company, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither NEXTLINK nor the trustee will have any responsibility of the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. If The Depository Trust Company is at any time unwilling or unable to continue as a depository for the global notes and a successor depository is not appointed by NEXTLINK within 90 days, certificated notes will be issued in exchange for the global notes.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    PROSPECTIVE HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

      This section discusses the rules applicable to U.S. note holders only. A U.S. holder is any of the following:

          - citizens and residents of the United States for U.S. federal income tax purposes;

          - corporations, partnerships, and other entities created or organized in or under the laws of the United States or any political subdivision thereof;

          - estates, if the income of the estate is subject to U.S. federal income taxation regardless of its sources and trusts, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and

          - other persons whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

    Non-U.S. holders are subject to substantially different rules, not described here.

    INTEREST ON SENIOR NOTES

    Cash basis taxpayers, including most individuals, will recognize ordinary interest income when they receive interest payments on the senior notes. Accrual basis taxpayers, including corporations, will recognize ordinary interest income as interest on the senior notes accrues.

    ORIGINAL ISSUE DISCOUNT ON SENIOR DISCOUNT NOTES

    The senior discount notes will be issued with original issue discount ("OID"). In general, holding senior discount notes will result in taxable ordinary interest income in an amount equal to the accretion on the senior discount notes during their accretion period, and the interest that accrues on their principal amount thereafter. Thus, even cash basis taxpayers will have to recognize interest income on the senior discount notes as it accrues throughout the period they hold them, even when interest is payable in cash.

    OID is defined as the excess of:

        (1) the stated redemption price at maturity of a senior discount note over

        (2) its issue price.

    The "stated redemption price at maturity" of a senior discount note is the sum of all payments (including cash interest) provided by the senior discount note. The "issue price" of a senior discount note is the first price at which a substantial amount of the senior discount notes are sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

    A note holder is required to include OID in income as ordinary interest as it accrues under the constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the note holder's regular method of accounting. Because OID is defined to include cash interest payments, they need not be reported separately as taxable income.

    In general, the amount of OID included in income by the holder of a senior discount note is the sum of the daily portions of OID for each day during the taxable year or portion of the taxable year on which such holder held such senior discount note. The "daily portion" is determined by allocating the OID for the actual period ratably to each day in that accrual period. The "accrual period" for a senior discount note may be of any length and may vary in length over the term of a senior discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

    The amount of OID for an accrual period is generally equal to the product of the senior discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The "adjusted issue price" of a senior discount note at the beginning of any accrual period is the sum of the issue price of the senior discount note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the senior discount note. Under the constant yield method of determining OID, a note holder generally will have to include increasingly greater amounts of OID in income in successive accrual periods.

    SALE, EXCHANGE AND RETIREMENT OF NOTES

    A note holder will recognize gain or loss upon the sale, retirement or other taxable disposition of a note. Such gain or loss will generally equal the difference between:

          - the amount of cash and the fair market value of property received for the note (other than amounts representing accrued but unpaid stated interest) and

          - the holder's adjusted tax basis in the note.

    A note holder's adjusted tax basis in notes will generally equal the holder's purchase price, increased by any accrued OID, and reduced by any cash payments on the notes. Gain or loss generally will be capital gain or loss and will be long-term capital gain or loss, if the holder has held such notes for more than one year. Long-term capital gain of a non-corporate note holder is generally subject to a maximum tax rate of 20%. There are limits on the deductibility of capital losses. Any amounts paid with respect to accrued but unpaid stated interest generally will be taxable as ordinary interest income. Gain or loss realized on the sale, retirement or other taxable disposition of a note derived by a note holder generally will be treated as U.S. source income or loss for foreign tax credit purposes.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to certain payments of principal, premium, if any, and interest and to the proceeds of sale of a note made to holders other than exempt recipients, such as corporations. Backup withholding and information reporting generally will not apply to payments of principal, premium, if any, and interest on notes made outside the United States (other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States) by us or any paying agent (acting in its capacity as such) to a holder. A 31% backup withholding tax may apply to such payments if a U.S. note holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or is notified by the IRS that it has failed to report its full dividend and interest income.

    THIS TAX DISCUSSION IS NOT COMPLETE

    The above is a general discussion of United States federal income tax consequences of the purchase, ownership and sale of the notes by note holders. It only applies to note holders who purchase their notes at the issue price, and it does not purport to be a complete analysis of all potential tax effects. The discussion is based on the tax law as it exists today although it could change at any time, and any change could be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address the special rules applicable to note holders such as insurance companies and other financial institutions, dealers in securities, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction," and deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.

                   DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

DESCRIPTION OF THE 12 1/2% NOTES

    GENERAL. NEXTLINK and NEXTLINK Capital, Inc., (a wholly owned subsidiary of NEXTLINK) together issued $350 million of 12 1/2% Senior Notes Due April 15, 2006 pursuant to an indenture among NEXTLINK, NEXTLINK Capital and United States Trust Company of New York, as trustee. On September 6, 1996, NEXTLINK consummated an offer to exchange these notes for $350 million of 12 1/2% Senior Notes Due April 15, 2006 that had been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 12 1/2% Notes are limited in aggregate principal amount to $350 million and will mature on April 15, 2006. Interest on the 12 1/2% Notes accrues at 12 1/2% per annum and is payable semiannually in arrears on April 15 and October 15 of each year. NEXTLINK used $117.7 million of the net proceeds of the offering of the 12 1/2% notes to purchase a portfolio of U.S. government securities, to pledge as security for payment of interest on the 12 1/2% Notes through April 15, 1999 and, under certain circumstances, as security for repayment of the principal of the 12 1/2% Notes. Proceeds from the pledged securities may be used by NEXTLINK to make interest payments on the 12 1/2% Notes through April 15, 1999. The pledged securities are being held by the trustee pending disbursement.

    RANKING. The 12 1/2% Notes are unsecured senior obligations of the issuers, will rank equally in right of payment with all existing and future senior obligations of the issuers and will rank senior in right of payment to all future subordinated obligations of the issuers.

    REDEMPTION. The 12 1/2% Notes are redeemable at on or after April 15, 2001, at NEXTLINK's option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2001..............................................................................     106.250%
2002..............................................................................     104.167%
2003..............................................................................     102.083%
2004 and thereafter...............................................................     100.000%

    Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 12 1/2% Notes) of NEXTLINK, the issuers are not required to make mandatory redemption or sinking fund payments with respect to the 12 1/2% Notes.

    COVENANTS. The indenture relating to the 12 1/2% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 12 1/2% Notes, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12 1/2% Notes. The indenture relating to the 12 1/2% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 12 1/2% Notes contains standard events of default, including:

    - defaults in the payment of principal, premium or interest;

    - defaults in the compliance with covenants contained in the indenture;

    - cross defaults on more than $10 million of other indebtedness;

    - failure to pay more than $10 million of judgments; and

    - certain events of its subsidiaries.

DESCRIPTION OF THE 9 5/8% NOTES

    GENERAL. NEXTLINK issued $400 million of 9 5/8% Senior Notes Due 2007 pursuant to an indenture between NEXTLINK and United States Trust Company of New York, as trustee. The 9 5/8% Notes have been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9 5/8% Notes are limited in aggregate principal amount to $400 million and will mature on October 1, 2007. Interest on the 9 5/8% Notes accrues at 9 5/8% per annum and is payable semiannually in arrears on April 1 and October 1 of each year.

    RANKING. The 9 5/8% Notes are unsecured senior obligations of NEXTLINK, will rank equally in right of payment with all existing and future senior obligations of NEXTLINK and will rank senior in right of payment to all future subordinated obligations of NEXTLINK.

    REDEMPTION. The 9 5/8% Notes are redeemable on or after October 1, 2002, at NEXTLINK's option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     104.813%
2003..............................................................................     103.208%
2004..............................................................................     101.604%
2005 and thereafter...............................................................     100.000%

    In addition, at any time on or before October 1, 2000, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 9 5/8% Notes with the net proceeds of a sale of common equity at a redemption price equal to 109.625% of the principal amount, plus accrued interest, provided that at least $266.7 million in aggregate principal amount of 9 5/8% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9 5/8% Notes) of NEXTLINK, NEXTLINK is not required to make mandatory redemption or sinking fund payments with respect to the 9 5/8% Notes.

    COVENANTS. The indenture relating to the 9 5/8% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 9 5/8% Notes, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9 5/8% Notes. The indenture relating to the 9 5/8% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9 5/8% Notes contains standard events of default, including:

    - defaults in the payment of principal, premium or interest;

    - defaults in the compliance with covenants contained in the indenture;

    - cross defaults on more than $10 million of other indebtedness;

    - failure to pay more than $10 million of judgments; and

    - certain events of its subsidiaries.

DESCRIPTION OF THE 9% NOTES

    GENERAL. NEXTLINK issued $335 million of 9% Senior Notes Due 2008 pursuant to an indenture between NEXTLINK and United States Trust Company of New York, as trustee. On July 15, 1998, NEXTLINK consummated an offer to exchange such notes for $335 million of 9% Senior Notes Due 2008 that had been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9% Notes are limited in aggregate principal amount to $335 million and will mature on March 15, 2008. Interest on the 9% Notes accrues at 9% per annum and is payable semiannually in arrears on March 15 and September 15 of each year.

    RANKING. The 9% Notes are unsecured senior obligations of NEXTLINK, will rank equally in right of payment with all existing and future senior obligations of NEXTLINK and will rank senior in right of payment to all future subordinated obligations of NEXTLINK.

    REDEMPTION. The 9% Notes are redeemable on or after March 15, 2003, at NEXTLINK's option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) described below plus accrued interest, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     104.500%
2004..............................................................................     103.000%
2005..............................................................................     101.500%
2006 and thereafter...............................................................     100.000%

    In addition, at any time on or before March 15, 2001, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 9% Notes with the net proceeds of a sale of common equity at a redemption price equal to 9% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 109.00% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9%

Notes) of NEXTLINK, NEXTLINK is not required to make mandatory redemption or sinking fund payments with respect to the 9% Notes.

    COVENANTS. The indenture relating to the 9% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 9% Notes, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9% Notes. The indenture relating to the 9% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9% Notes contains standard events of default, including:

    - defaults in the payment of principal, premium or interest;

    - defaults in the compliance with covenants contained in the indenture;

    - cross defaults on more than $10 million of other indebtedness;

    - failure to pay more than $10 million of judgments; and

    - certain events of its subsidiaries.

DESCRIPTION OF THE 9.45% NOTES

    GENERAL. NEXTLINK issued $636,974,000 aggregate principal amount at stated maturity of 9.45% Senior Discount Notes Due 2008 under an indenture between NEXTLINK and United States Trust Company of New York, as trustee. On August 24, 1998, NEXTLINK consummated an offer to exchange such notes for $636,974,000 in aggregate principal amount at stated maturity of 9.45% Senior Discount Notes due 2008 that have been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9.45% Notes are limited to $636,974,000 aggregate principal amount at stated maturity and will mature on April 15, 2008. The 9.45% Notes were issued at a discount from their principal amount to generate aggregate gross proceeds of approximately $400.0 million. The 9.45% Notes accrete at a rate of 9.45% compounded semi-annually, to an aggregate principal amount of $636,974,000 by April 15, 2003. No interest will accrue on the 9.45% Notes prior to April 15, 2003. The 9.45% Notes bear interest at 9.45% per annum payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2003, accruing from April 15, 2003, or from the most recent interest payment date to which interest has been paid or provided.

    RANKING. The 9.45% Notes are unsecured senior obligations of NEXTLINK, rank equally in right of payment with all existing and future senior obligations of NEXTLINK and will rank senior in right of payment to all future subordinated obligations of NEXTLINK.

    REDEMPTION. The 9.45% Notes are redeemable on or after April 15, 2003, at NEXTLINK's option, in whole or in part, and prior to maturity in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest, if redeemed during the 12 month period beginning April 15 of the years indicated:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     104.725%
2004..............................................................................     103.150%
2005..............................................................................     101.575%
2006 and thereafter...............................................................     100.000%

    In addition, at any time on or before April 15, 2001, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 9.45% Notes with the net proceeds of a sale of common equity, at a redemption price 109.45% of the principal amount thereof, plus accrued interest, provided that at least
66 2/3% of the original aggregate principal amount of the 9.45% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9.45% Notes) of NEXTLINK, NEXTLINK is not required to make mandatory redemption or sinking fund payments with respect to the 9.45% Notes.

    COVENANTS. The indenture relating to the 9.45% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 9.45% Notes, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9.45% Notes. The indenture relating to the 9.45% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of such indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9.45% Notes contains standard events of default, including:

    - defaults in the payment of principal, premium or interest;

    - defaults in the compliance with covenants contained in the indenture;

    - cross defaults on more than $10 million of other indebtedness;

    - failure to pay more than $10 million of judgments; and

    - certain events of its subsidiaries.

DESCRIPTION OF THE 10 3/4% NOTES

    GENERAL. NEXTLINK issued $500 million principal amount of 10 3/4% Senior Notes Due 2008 under an indenture between NEXTLINK and United States Trust Company of New York, as trustee. On May 14, 1999, NEXTLINK consummated an offer to exchange such notes for $500 million of 10 3/4% Senior Notes due 2008 that had been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 10 3/4% Notes are limited in aggregate principal amount to $500 million and will mature on November 15, 2008. Interest on the 10 3/4% Notes accrues at 10 3/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year.

    RANKING. The 10 3/4% Notes are unsecured senior obligations of NEXTLINK, will rank equally in right of payment with all existing and future senior obligations of NEXTLINK and will rank senior in right of payment to all future subordinated obligations of NEXTLINK.

    REDEMPTION. The 10 3/4% Notes are redeemable on or after November 15, 2003, at NEXTLINK's option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) described below plus accrued interest, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     105.375%
2004..............................................................................     103.583%
2005..............................................................................     101.792%
2006 and thereafter...............................................................     100.000%

    In addition, at any time on or before November 15, 2001, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 10 3/4% Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.75% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 10 3/4% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 10 3/4% Notes) of NEXTLINK, NEXTLINK is not required to make mandatory redemption or sinking fund payments with respect to the 10 3/4% Notes.

    COVENANTS. The indenture relating to the 10 3/4% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 10 3/4% Notes, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 10 3/4% Notes. The indenture relating to the 10 3/4% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 10 3/4% Notes contains standard events of default, including:

    - defaults in the payment of principal, premium or interest;

    - defaults in the compliance with covenants contained in the indenture;

    - cross defaults on more than $10 million of other indebtedness;

    - failure to pay more than $10 million of judgments; and

    - certain events of its subsidiaries.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement by and among NEXTLINK and the underwriters named below, NEXTLINK has agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase, the aggregate principal amount of notes noted opposite its name below:

                                                                                                     PRINCIPAL
                                                                                   PRINCIPAL         AMOUNT OF
                                                                                     AMOUNT       SENIOR DISCOUNT
UNDERWRITERS                                                                    OF SENIOR NOTES        NOTES
------------------------------------------------------------------------------  ----------------  ----------------
Salomon Smith Barney Inc......................................................  $    405,000,000  $    353,355,600
Goldman, Sachs & Co. .........................................................       168,750,000       147,231,500
Bear, Stearns & Co. Inc.......................................................        33,750,000        29,446,300
Credit Suisse First Boston Corporation........................................        33,750,000        29,446,300
Chase Securities Inc..........................................................        33,750,000        29,446,300
                                                                                ----------------  ----------------
      Total...................................................................  $    675,000,000  $    588,926,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

    Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all notes to be offered by the underwriters, if any are taken.

    The underwriters propose to offer the notes at the offering prices set forth on the cover page of this prospectus and some of the notes to certain dealers at the public offering price less a concession not in excess of 0.50 % of the aggregate principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the aggregate principal amount to certain other dealers. After the notes are released for sale, the offering price and other selling terms of the notes may from time to time be varied by the underwriters.

    The aggregate principal amounts above include an option that NEXTLINK has granted to the underwriters to purchase up to an aggregate of $75,000,000 additional principal amount of senior notes and an aggregate of $64,818,750 principal amount at stated maturity of senior discount notes at the public offering price less the underwriting discount, which option has been exercised in full.

    NEXTLINK has agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereto.

    The notes are new securities for which there currently is no market. NEXTLINK does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Each underwriter has advised NEXTLINK that such underwriter presently intends to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of such underwriter. Accordingly, NEXTLINK can not assure you as to the development or liquidity of any market in the notes.

    The underwriters and their affiliates have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to NEXTLINK and its affiliates. An affiliate of Chase Securities Inc. is an investor in NEXTLINK Class A common stock and is a selling stockholder in the concurrent equity offering.

    In order to facilitate this offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the notes for their own account by selling more notes than have been sold to them by NEXTLINK. The underwriters may elect to cover any such short position by purchasing notes in the open market. In addition, the underwriters may stabilize or maintain the price of the notes by bidding for or purchasing notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the notes to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

                             VALIDITY OF THE NOTES

    The validity of the notes will be passed upon for NEXTLINK by Willkie Farr & Gallagher, New York, New York and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements included in NEXTLINK's Annual Report on Form 10-K filed on March 29, 1999, which is incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the senior and senior discount notes offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about NEXTLINK and the senior and senior discount notes being registered under this prospectus, you should refer to the registration statement and its exhibits.

    We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

    The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

        1. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1999.

        2. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 29, 1999.

        3. Our Current Reports on Form 8-K filed on January 19, 1999 and April 1, 1999.

        4. Item 1 ("Description of Registrant's Securities to be Registered") contained in our Registration Statement on Form 8-A, filed on August 4, 1997 to register shares of our Class A common stock under the Securities and Exchange Act of 1934, as amended.

    We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, until the offering is completed.

    We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to R. Bruce Easter, Jr., General Counsel and Secretary, NEXTLINK Communications, Inc., 500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,263,926,000

                                    NEXTLINK
                              COMMUNICATIONS, INC.

                   $675,000,000 10 3/4% SENIOR NOTES DUE 2009
              $588,926,000 12 1/4% SENIOR DISCOUNT NOTES DUE 2009

                                     [LOGO]

                                     ------

                              P R O S P E C T U S
                                  MAY 25, 1999

                                   ---------

                              SALOMON SMITH BARNEY
                              GOLDMAN, SACHS & CO.
                            BEAR, STEARNS & CO. INC.
                           CREDIT SUISSE FIRST BOSTON
                             CHASE SECURITIES INC.

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